EXHIBIT 2.1
Execution Version
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AGREEMENT AND PLAN OF MERGER
by and among
WESTERN MIDSTREAM PARTNERS, LP,
ARRAKIS OPCO MERGER SUB LLC,
ARRAKIS HOLDINGS INC.,
ARRAKIS UNIT MERGER SUB LLC,
ARRAKIS CASH MERGER SUB LLC,
ARIS WATER SOLUTIONS, INC.,
and
ARIS WATER HOLDINGS, LLC
Dated as of August 6, 2025
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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 6, 2025, is by and among Western Midstream Partners, LP, a Delaware limited partnership (“Parent”), Arrakis OpCo Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Parent (“OpCo Merger Sub”), Arrakis Holdings Inc., a Delaware corporation and direct subsidiary of Parent (“Arrakis Holdings”), Arrakis Unit Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Parent (“Unit Merger Sub”), Arrakis Cash Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Arrakis Holdings (“Cash Merger Sub” and together with Parent, OpCo Merger Sub, Arrakis Holdings and Unit Merger Sub, the “Parent Parties”), Aris Water Solutions, Inc., a Delaware corporation (the “Company”), and Aris Water Holdings, LLC, a Delaware limited liability company (“Company OpCo” and, together with the Company, the “Company Parties”). Each of the Parent Parties and the Company Parties are referred to herein individually as a “Party” and collectively as the “Parties”.
WITNESSETH:
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, (a) OpCo Merger Sub shall merge with and into Company OpCo (the “OpCo Merger”), with Company OpCo surviving the OpCo Merger, pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act, as may be amended from time to time (the “DLLCA”), (b) concurrently with the OpCo Merger, Cash Merger Sub shall merge with and into the Company (the “Cash Merger” and, together with the OpCo Merger, the “Initial Mergers”), with the Company surviving the Cash Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”) and the DLLCA, and (c) immediately following the Cash Merger, Unit Merger Sub shall merge with and into the Company (the “Unit Merger” and collectively with the Initial Mergers, the “Mergers”), with the Company surviving the Unit Merger, pursuant to and in accordance with the provisions of the DGCL and DLLCA;
WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement, (b) approved and declared advisable this Agreement, the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby, including the Mergers, (c) resolved, subject to Section 5.4, to recommend adoption of this Agreement by its stockholders, and (d) directed that this Agreement be submitted to a vote of its stockholders entitled to vote thereon;
WHEREAS, the Company, in its capacity as Managing Member (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of Company OpCo (the “Company OpCo LLC Agreement”)) of Company OpCo and the holder of a majority of the outstanding Company OpCo Units of Company OpCo, has (i) determined that the OpCo Merger is fair to, and in the best interests of, Company OpCo, (ii) approved and declared advisable this Agreement and the OpCo Merger and any other transactions contemplated hereby, and (iii) approved the execution and delivery of this Agreement, the performance by Company OpCo of its covenants and other obligations contained herein and the consummation of the OpCo Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein;
WHEREAS, the Board of Directors of Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), has (a) determined that it is in the best interests of Parent and the unitholders of Parent, and declared it advisable, for Parent to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the Unit Issuance (as defined herein);
WHEREAS, (i) Parent, as the sole member of each of OpCo Merger Sub and Unit Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (ii) Arrakis Holdings, as the sole member of Cash Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;
WHEREAS, the board of directors of Arrakis Holdings has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;
WHEREAS, Parent, as the sole stockholder of Arrakis Holdings, has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;
WHEREAS, simultaneously with, and as a condition to, the execution of this Agreement, the Company, Parent and the Majority TRA Holders (as defined in the Tax Receivable Agreement, dated as of October 26, 2021 (the “Tax Receivable Agreement”)) are entering into the Tax Receivable Agreement Amendment, dated as of the date hereof (the “TRA Amendment”), which provides for the termination of the Tax Receivable Agreement on the terms and subject to the conditions set forth therein;
WHEREAS, simultaneously with, and as a condition to, the execution of this Agreement, certain stockholders of the Company and unitholders of Company OpCo are executing a support agreement with Parent and the Company, dated as of the date hereof (the “Support Agreements”), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock of which they are the record or beneficial owner in favor of the adoption and approval of this Agreement;
WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Initial Mergers be treated as resulting in (A) a tax-deferred contribution of Company OpCo Stapled Units to Parent in exchange for Common Units pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that holders receive Common Units, and (B) if holders of Company OpCo Stapled Units receive cash in exchange for their Company OpCo Stapled Units, in part, as a “disguised sale” under Section 707 of the Code to the extent of such cash (the “Initial Mergers Intended Tax Treatment”), (ii) the Cash Merger be treated as resulting in a taxable sale of Company Class A Common Stock by the holders of Company Class A Common Stock (the “Cash Merger Intended Tax Treatment”), and (iii) the Unit Merger be treated as resulting in a tax-

deferred contribution of Company Class A Common Stock to Parent in exchange for Common Units pursuant to Section 721(a) of the Code (the “Unit Merger Intended Tax Treatment” and together with the Initial Mergers Intended Tax Treatment and the Cash Merger Intended Tax Treatment, the “Intended Tax Treatment”); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I.

THE MERGERS
Section 1.1    The Mergers and Parent Loan. (a) Immediately prior to the Closing, Parent will make a loan (the “Parent Loan”) to Arrakis Holdings, in an amount equal to the amount of cash sufficient to effect the delivery of the Company Merger Consideration to the holders of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and any Dissenting Shares) plus amounts necessary, as agreed by Parent and Arrakis Holdings, to pay certain transaction expenses and certain other applicable fees and expenses.
(b)    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, at the OpCo Merger Effective Time, OpCo Merger Sub shall be merged with and into Company OpCo. Following the OpCo Merger, the separate existence of OpCo Merger Sub shall cease, and Company OpCo shall continue as the surviving limited liability company (the “OpCo Surviving Company”), a direct, partially-owned Subsidiary of the Company and a direct, partially-owned Subsidiary of Parent (and, following the Unit Merger Effective Time, (i) a direct, partially-owned Subsidiary of the Surviving Corporation and a direct, partially-owned Subsidiary of Parent and (ii) an indirect wholly owned Subsidiary of Parent). Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger (the “OpCo Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DLLCA in connection with effecting the OpCo Merger. The OpCo Merger shall become effective at such time on the Closing Date as the Parties shall agree in writing and shall specify in the OpCo Certificate of Merger (the time the OpCo Merger becomes effective being the “OpCo Merger Effective Time”).
(c)    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Cash Merger Effective Time, concurrently with the OpCo Merger, Cash Merger Sub shall be merged with and into the Company. Following the Cash Merger, the separate existence of Cash Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date (and in any event substantially concurrently with the filing of the OpCo Certificate of Merger with the Delaware Secretary of State), the applicable Parties shall file a certificate of merger (the “Cash Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and the DLLCA in connection with effecting the Cash Merger. The Cash Merger shall become effective simultaneously with the OpCo Merger Effective Time, which the Parties shall specify in the Cash Certificate of Merger (the time the Cash Merger becomes effective being the “Cash Merger Effective Time” or the “Effective Time”).
(d)     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Unit Merger Effective Time, immediately following the Cash Merger, Unit Merger Sub shall be merged with and into the Surviving Corporation. Following the Unit Merger, the separate existence of Unit Merger Sub shall cease, and the Surviving Corporation shall continue as the surviving corporation of the Unit Merger and an indirect wholly owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date (and in any event substantially concurrently with the filing of the Cash Certificate of Merger with the Delaware Secretary of State), the applicable Parties shall file a certificate of merger (the “Unit Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and the DLLCA in connection with effecting the Unit Merger. The Unit Merger shall become effective one minute after the Cash Merger Effective Time as the Parties shall specify in the Unit Certificate of Merger (the time the Unit Merger becomes effective being the “Unit Merger Effective Time”).
Section 1.2    Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 845 Texas Avenue, Suite 4700, Houston, Texas at 9:00 a.m., local time, on the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” The Parties may complete the Closing on the Closing Date by electronic transfer of documents and signature pages to avoid the necessity of a physical Closing. None of the transactions described in Section 1.1 above shall be completed unless all of them are completed substantially concurrently in accordance with the terms of this Agreement.
Section 1.3    Effects of the Mergers. The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the DLLCA and DGCL, as applicable. Without limiting the generality of the foregoing, and subject thereto, (a) at the OpCo Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Company OpCo and OpCo Merger Sub shall vest in the OpCo Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Company OpCo and OpCo Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the OpCo Surviving Company, (b) at the Cash Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Cash Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Cash Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) at the Unit Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Surviving Corporation and Unit Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Unit Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
Section 1.4    Organizational Documents.
(a)    At the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any further action on the part of Parent, the Company, Company OpCo, OpCo Merger Sub or any other person, the certificate of formation of Company OpCo and the Company OpCo LLC Agreement shall continue in full force and effect, without any amendment thereto, and shall be the certificate of formation and limited liability company agreement, respectively, of the OpCo Surviving Company until thereafter amended in accordance with their respective terms and as provided by applicable Law.
(b)    At the Cash Merger Effective Time, by virtue of the Cash Merger and without any further action on the part of Parent, the Company, Cash Merger Sub or any other person, (i) the Second Amended and Restated Certificate of Incorporation of the Company (as amended prior to the date hereof, the “Company Charter”) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and Section 5.11 and as provided by applicable Law and (ii) the Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms and Section 5.11 and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.
(c)    At the Unit Merger Effective Time, by virtue of the Unit Merger and without any further action on the part of Parent, the Surviving Corporation, Unit Merger Sub or any other person, (i) the certificate of incorporation of the Surviving Corporation, as in effect immediately following the Cash Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and Section 5.11 and as provided by applicable Law and (ii) the bylaws of the Surviving Corporation, as in effect immediately following the Cash Merger Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and Section 5.11 and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.
Section 1.5    Directors. Subject to applicable Law, the directors of the Surviving Corporation shall be appointed by Arrakis Holdings in its capacity as the sole stockholder of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 1.6    Officers. The officers of Cash Merger Sub immediately prior to the Cash Merger Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
Section 2.1    Effect on Company OpCo Units and Company Class B Common Stock. (a) Subject in each case to the terms of this Section 2.1 and Section 2.6, at the Effective Time, by virtue of the Initial Mergers and without any action on the part of the Company, Company OpCo, OpCo Merger Sub, Cash Merger Sub or the holders of any securities of the foregoing, each Unit (as defined in the Company OpCo LLC Agreement) of Company OpCo (“Company OpCo Units”) and corresponding share of Class B common stock, par value $0.01 per share, of the Company (“Company Class B Common Stock” and together with the related Company OpCo Unit, a “Company OpCo Stapled Unit”) issued and outstanding immediately prior to the Effective Time (other than Excluded Company OpCo Units and Company OpCo Units held by a holder of shares of Company Class B Common Stock constituting Dissenting Shares (“Dissenting Stapled Units”)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration from Parent (collectively, the “OpCo Merger Consideration”):
(i)    Mixed Election. Each Company OpCo Stapled Unit with respect to which an election to receive a combination of common units representing limited partner interests in Parent (“Common Units”) and cash (such election, a “Mixed Election”) has been effectively made and not revoked pursuant to Section 2.7 (each such Company OpCo Stapled Unit, a “Mixed Consideration Election OpCo Unit”) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Election Consideration”) of (A) $7.00 in cash without interest (the “Standard Cash Consideration”) and (B) 0.450 of validly issued, fully paid and nonassessable Common Units (the “Standard Common Unit Consideration”).
(ii)    Cash Election. Each Company OpCo Stapled Unit with respect to which an election to receive cash (such election, a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.7 (each such Company OpCo Stapled Unit, a “Cash Election OpCo Unit”) shall be converted into the right to receive $25.00 in cash without interest (the “Cash Election Consideration”); provided, however, that if the Cash Election Amount (as defined below) exceeds the Available Cash Election Amount (as defined below), then, instead of being converted into the right to receive the Cash Election Consideration, each Cash Election OpCo Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (B) a number of validly issued, fully paid and nonassessable Common Units equal to the product of the Common Unit Election Consideration, multiplied by a fraction equal to one (1) minus the Cash Fraction.
“Cash Election Amount” means the product of the number of Cash Election Securities (as defined below) multiplied by the Cash Election Consideration.

“Available Cash Election Amount” means the difference between (I) $415,000,000 minus (II) the product of the number of Mixed Consideration Election Securities (as defined below) multiplied by the Standard Cash Consideration.
(iii)    Common Unit Election. Each Company OpCo Stapled Unit with respect to which an election to receive Common Units (such election, a “Common Unit Election”) is properly made and not revoked pursuant to Section 2.7 (each such Company OpCo Stapled Unit, a “Common Unit Election OpCo Unit”) shall be converted into the right to receive 0.625 validly issued, fully paid and nonassessable Common Units (such number of Common Units, the “Common Unit Election Consideration”).
(iv)     No Election. Each Company OpCo Stapled Unit that is a No Election Security (as defined in Section 2.7(b)) shall be converted into the right to receive Common Unit Election Consideration.
(b)    As of the Effective Time, the Company OpCo Stapled Units (other than the Excluded Company OpCo Units and Dissenting Stapled Units) issued and outstanding immediately prior to the Effective Time shall be deemed exchanged with Parent for the applicable OpCo Merger Consideration with Parent deemed to have received such Company OpCo Stapled Units (other than the Excluded Company OpCo Units and Dissenting Stapled Units). Each holder of Company OpCo Stapled Units (other than the Excluded Company OpCo Units and Dissenting Stapled Units) as of immediately prior to the Effective Time shall cease to have any rights with respect thereto, except for the right of such holder to receive the OpCo Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.4, and any distributions pursuant to Section 2.8(c).
(c)    Each Company OpCo Unit owned, directly or indirectly, by the Company or Parent or any of their respective Subsidiaries immediately prior to the Effective Time (collectively, “Excluded Company OpCo Units”) shall remain outstanding and unaffected by the OpCo Merger. Each Dissenting Stapled Unit as of the Effective Time shall be cancelled and cease to have any rights with respect thereto, except for the right to seek appraisal with respect to the share of Company Class B Common Stock of such Dissenting Stapled Unit in accordance with Section 2.6.
(d)    The interests of OpCo Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into a number of units of the OpCo Surviving Company equal to the number of Company OpCo Units (other than Excluded Company OpCo Units and Dissenting Stapled Units) issued and outstanding immediately prior to the Effective Time.
(e)    The OpCo Merger Consideration payable in accordance with the terms of this Section 2.1 shall be in full satisfaction of all rights pertaining to the Company OpCo Stapled Units and any other equity interests of Company OpCo.
(f)    Subject to Section 2.6, the OpCo Merger Consideration shall be delivered to the holders of Company OpCo Stapled Units as set forth on a schedule (the “Company OpCo Holder Schedule”), which shall be delivered by Company OpCo to Parent at least three business days prior to the Mailing Date (as defined below). The Company OpCo Holder Schedule may be updated by Company OpCo from time to time thereafter until the date that is three business days prior to the Closing Date to reflect transfers and exchanges in accordance with the Company OpCo LLC Agreement, with such updates to be concurrently delivered to Parent. The Parties agree that (A) Company OpCo shall be solely responsible for the preparation of the Company OpCo Holder Schedule, (B) Company OpCo shall prepare the Company OpCo Holder Schedule in accordance with and in compliance with all relevant terms of the Company OpCo LLC Agreement and applicable Law, (C) Parent shall have the right to conclusively rely on the Company OpCo Holder Schedule without investigation or verification of the accuracy of the contents thereof and (D) Parent and the OpCo Surviving Company shall not have any liability arising out of this Agreement to any person for any errors or inaccuracies in the Company OpCo Holder Schedule. The payment of the OpCo Merger Consideration by Parent, and the delivery thereof by the OpCo Surviving Company or the Exchange Agent, in accordance with the Company OpCo Holder Schedule and this Agreement shall constitute full satisfaction of their respective obligations with respect to the issuance of the OpCo Merger Consideration hereunder.
Section 2.2    Effect on Company Class A Common Stock. (a) Subject in each case to the terms of this Section 2.2 and Section 2.6, at the Unit Merger Effective Time, by virtue of the Cash Merger and Unit Merger and without any action on the part of the Company, the Surviving Corporation, Cash Merger Sub, Unit Merger Sub or the holders of any securities of the foregoing, each share of Class A common stock, par value $0.01 per share, of the Company (“Company Class A Common Stock” and, together with the Company Class B Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Cash Merger Effective Time (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Company Merger Consideration” and, together with the OpCo Merger Consideration, the “Merger Consideration”) with the Common Units included in such Company Merger Consideration to be received from Parent and the cash included in such Company Merger Consideration to be received from Arrakis Holdings:
(i)    Mixed Election. Each share of Company Class A Common Stock with respect to which a Mixed Election has been effectively made and not revoked pursuant to Section 2.7 (together with the Mixed Consideration Election OpCo Units, the “Mixed Consideration Election Securities”) shall be converted into the right to receive the Mixed Election Consideration.
(ii)    Cash Election. Each share of Company Class A Common Stock with respect to which a Cash Election has been effectively made and not revoked pursuant to Section 2.7 (each such share, a “Cash Election Class A Share” and, together with the Cash Election OpCo Units, the “Cash Election Securities”) shall be converted into the right to receive the Cash Election Consideration; provided, however, that if the Cash Election Amount exceeds the Available Cash Election Amount, then, instead of being converted into the right to receive the Cash Election Consideration, each Cash Election Class A Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by the Cash Fraction, and (B) a number of validly issued, fully paid and nonassessable Common Units equal to the product of the Common Unit Election Consideration, multiplied by a fraction equal to one (1) minus the Cash Fraction.

(iii)    Common Unit Election. Each share of Company Class A Common Stock with respect to which a Common Unit Election is properly made and not revoked pursuant to Section 2.7 (each such share, a “Common Unit Election Class A Share” and, together with the Common Unit Election OpCo Units, the “Common Unit Election Securities”) shall be converted into the right to receive the Common Unit Election Consideration.
(iv)    No Election. Each share of Company Class A Common Stock that is a No Election Security shall be converted into the right to receive Common Unit Election Consideration.
(b)    As of the Cash Merger Effective Time, the shares of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) issued and outstanding immediately prior to the Cash Merger Effective Time shall be deemed exchanged with Parent and Arrakis Holdings, as applicable, with (i) the number of shares of Company Class A Common Stock deemed exchanged with Arrakis Holdings equal to the quotient of (A) the aggregate amount of the cash issued as Company Merger Consideration divided by (B) an amount equal to the Cash Election Consideration with such quotient rounded down to the nearest whole share and (ii) the number of shares of Company Class A Common Stock deemed exchanged with Parent equal to the remainder of (A) the total number of shares of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) issued and outstanding immediately prior to the Cash Merger Effective Time less (B) the aggregate number of shares of Company Class A Common Stock deemed exchanged with Arrakis Holdings pursuant to Section 2.2(b)(i). Each holder of shares of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) as of immediately prior to the Cash Merger Effective Time shall cease to have any rights with respect thereto, except for the right of such holder to receive the Company Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.4 and any distributions pursuant to Section 2.8(c).
(c)    Each share of Company Class A Common Stock that is held directly by the Company in treasury or that is held directly by Parent or any other Parent Party immediately prior to the Cash Merger Effective Time (such shares, the “Cancelled Shares”) shall, by virtue of the Cash Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
(d)    Each share of Company Class A Common Stock that is held by any direct or indirect wholly owned Subsidiary of the Company or Company OpCo, any direct or indirect wholly owned Subsidiary of Parent (other than the other Parent Parties) or any direct or indirect wholly owned Subsidiary of the other Parent Parties immediately prior to the Cash Merger Effective Time (such shares, the “Subsidiary Shares”) shall, by virtue of the Cash Merger and without any action on the part of the holder thereof, be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Unit Merger Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Cash Merger Effective Time.

Section 2.3    Conversion of Cash Merger Sub and Unit Merger Sub Common Stock.
(a)    At the Cash Merger Effective Time, by virtue of the Cash Merger and without any action on the part of the holder thereof, each limited liability company interest of Cash Merger Sub issued and outstanding immediately prior to the Cash Merger Effective Time shall be cancelled and converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with the shares of common stock of the Surviving Corporation issued in respect of the Subsidiary Shares as set forth in Section 2.2(d), shall constitute the only outstanding shares of capital stock of the Surviving Corporation following the Cash Merger with (i) Parent holding (A) a number of shares of Class B Common Stock of the Surviving Corporation equal to the number of shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) and (B) a number of shares of Class A Common Stock of the Surviving Corporation equal to the number of shares of Company Class A Common Stock deemed exchanged with Parent pursuant to Section 2.2(b) and (ii) Arrakis Holdings holding a number of shares of Class A common stock of the Surviving Corporation equal to the number of shares of Company Class A Common Stock deemed exchanged with Arrakis Holdings pursuant to Section 2.2(b). From and after the Cash Merger Effective Time, all certificates representing the capital stock of Cash Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(b)    At the Unit Merger Sub Effective Time, by virtue of the Unit Merger and without any action on the part of the holder thereof, each limited liability company interest of Unit Merger Sub issued and outstanding immediately prior to the Unit Merger Effective Time shall be cancelled and converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with the shares of common stock of the Surviving Corporation issued in respect of the Subsidiary Shares as set forth in Section 2.2(d), shall constitute the only outstanding shares of capital stock of the Surviving Corporation following the Unit Merger with such common stock of the Surviving Corporation held as described in Section 2.3(a). From and after the Unit Merger Effective Time, all certificates representing the capital stock of Unit Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
Section 2.4    Fractional Units. No fractional Common Units shall be issued in the Mergers, but in lieu thereof each holder of shares of Class A Common Stock or Company OpCo Stapled Units otherwise entitled to a fractional Common Unit will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.4, a cash payment in lieu of such fractional Common Unit representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of Common Units equal to the excess of (i) the aggregate number of Common Units to be delivered to the Exchange Agent by Parent pursuant to Section 2.8(a) over (ii) the aggregate number of whole Common Units to be issued to the holders of shares of Class A Common Stock or Company OpCo Stapled Units pursuant to Section 2.8(b). No certificates or scrip representing fractional Common Units shall be issued in the Mergers. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to

Parent that would otherwise be caused by the issuance of fractional Common Units. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Class A Common Stock or Company OpCo Stapled Units in lieu of any fractional Common Units, the Exchange Agent shall make available such amounts to such holders of shares of Class A Common Stock or Company OpCo Stapled Units, without interest, subject to and in accordance with Section 2.7.
Section 2.5    Adjustments. If at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of Company Common Stock, outstanding Company OpCo Units or outstanding Common Units shall occur as a result of any reclassification, recapitalization, stock or unit split (including a reverse stock or unit split) or merger, combination, exchange or readjustment of shares or units, subdivision or any other similar transaction, or any stock or unit dividend or stock or unit distribution with a record date during such period, the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items shall be equitably adjusted to provide to the Parent Parties and the holders of Company Common Stock and Company OpCo Units the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items shall be references to the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize any Party to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.
Section 2.6    Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Class A Common Stock and Company Class B Common Stock that are issued and outstanding immediately prior to the Cash Merger Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead shall be cancelled and shall represent the right to receive only the payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the DGCL. If (a) a holder of shares of Company Class A Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Class A Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Unit Merger Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration specified in Section 2.2(a)(iii); provided, in such circumstance, to the fullest extent permitted by Law, that Parent shall be entitled at its sole option to convert each such share into the right to receive the Merger Consideration specified in either Section 2.2(a)(i) or Section 2.2(a)(ii), and (b) a holder of shares of Company Class B Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Class B Common Stock (and corresponding Company OpCo Units) shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration specified in Section 2.1(a)(iii); provided, in such circumstance, to the fullest extent permitted by Law, that Parent shall be entitled at its sole option to convert each such share into the right to receive the Merger Consideration specified in either Section 2.1(a)(i) or Section 2.1(a)(ii). For the avoidance of doubt, if a holder exercises appraisal rights with respect to shares of Company Class B Common Stock (“Dissenting Class B Shares”), such holder shall only be entitled to receive the appraised value of such Dissenting Class B Shares, and the Company OpCo Units associated with such Dissenting Class B Shares shall be cancelled for no consideration. The Company shall give Parent (a) prompt written notice of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (b) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, neither the Company nor Parent shall, except with the prior written consent of the other Party, which will not be unreasonably withheld, delayed or conditioned, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands. For the avoidance of doubt, (a) no dissenters’ or appraisal rights shall be available with respect to the Company OpCo Units and (b) appraisal rights with respect to Company OpCo Stapled Units shall be limited to an appraisal, pursuant to Section 262 of the DGCL, solely of the fair value of the shares of Company Class B Common Stock of such Company OpCo Stapled Units.
Section 2.7    Election Procedures. (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock or Company OpCo Units, as applicable, shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as the Company shall reasonably specify and as shall be reasonably acceptable to Parent (the “Election Form”) shall be mailed no less than 30 days prior to the anticipated Closing Date or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock and Company OpCo Units as of the close of business on the third business day prior to the Mailing Date or such other date as mutually agreed to by Parent and the Company (the “Election Form Record Date”).
(b)    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Class A Common Stock or Company OpCo Stapled Units, as applicable, with respect to which such holder makes a Mixed Election; (ii) the number of shares of such holder’s Company Class A Common Stock or Company OpCo Stapled Units, as applicable, with respect to which such holder makes a Cash Election; and (iii) the number of shares of such holder’s Company Class A Common Stock or Company OpCo Stapled Units, as applicable, with respect to which such holder makes a Common Unit Election. Any shares of Company Class A Common Stock or Company OpCo Stapled Units with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the fifth business day prior to the anticipated Closing Date (or such other time and date as Parent and the Company shall agree) (the “Election Deadline”) (other than Cancelled Shares and Subsidiary Shares or any shares of Company Common Stock that constitute Dissenting Shares at such time) shall be deemed to be “No Election Securities,” and the holders of such No Election Securities shall be deemed to have made a Common Unit Election with respect to such No Election Securities. Parent and the Company shall publicly announce the anticipated Election Deadline at least five business days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(c)    The Company shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Class A Common Stock or Company OpCo Stapled Units between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Parties shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(d)    Any election made pursuant to this Section 2.7 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. After a Mixed Election, Cash Election or a Common Unit Election is validly made with respect to any shares of Company Class A Common Stock or Company OpCo Stapled Units, any subsequent transfer of such shares of Company Class A Common Stock or Company OpCo Stapled Units, as applicable, shall (1) prior to the Election Deadline, automatically revoke such election or (2) following the Election Deadline, not change the election made with respect to such shares of Company Class A Common Stock or Company OpCo Stapled Units as of the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Class A Common Stock and Company OpCo Stapled Units represented by such Election Form shall become No Election Securities, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Class A Common Stock or Company OpCo Stapled Units, as applicable, prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
Section 2.8    Exchange Mechanics.
(a)    Exchange Agent. Prior to the Mailing Date, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”), and, not later than the OpCo Merger Effective Time, Parent shall enter into an agreement with the Exchange Agent reasonably acceptable to the Company, for the purpose of exchanging Certificates and Book-Entry Common Shares for Merger Consideration. Prior to the Effective Time, Parent or Arrakis Holdings, as applicable, shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the shares Company Class A Common Stock (other than the Cancelled Shares, the Subsidiary Shares, and any Dissenting Shares) and Company OpCo

Stapled Units (other than Excluded Company OpCo Units and Dissenting Stapled Units), a number of Common Units in book-entry form representing the Common Units issuable pursuant to Section 2.1(a) and Section 2.2(a), and an amount of cash sufficient to effect the delivery of the Merger Consideration to the holders of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and any Dissenting Shares) and Company OpCo Stapled Units (other than Excluded Company OpCo Units and Dissenting Stapled Units). Following the Unit Merger Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 2.8(c). All such certificates representing Common Units and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.”
(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of shares of Company Class A Common Stock and Company OpCo Stapled Units (other than Book-Entry Common Shares), which at the Closing were converted into the right to receive the Merger Consideration pursuant to Section 2.1 or Section 2.2, as applicable, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the shares of Company Common Stock or Company OpCo Units shall pass, only upon delivery to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates representing shares of Company Common Stock and Company OpCo Units (in each case, “Certificates”), if any, in exchange for, as applicable, cash Merger Consideration, certificates representing whole Common Units (or book-entry notations, if uncertificated Common Units will be issued), cash in lieu of any fractional Common Units pursuant to Section 2.4 and any distributions payable pursuant to Section 2.8(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Company Class A Common Stock and Company OpCo Stapled Units shall be entitled to receive in exchange therefor, as applicable, that number of whole Common Units (after taking into account all shares of Company Class A Common Stock and Company OpCo Stapled Units surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 or Section 2.2, as applicable, and payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1 or Section 2.2, as applicable, that amount of cash in lieu of fractional Common Units which such holder is entitled to receive pursuant to Section 2.4 and any distributions payable pursuant to Section 2.8(c) to which such holder is entitled, and the shares of Company Class A Common Stock and Company OpCo Stapled Units represented by the Certificates so surrendered shall forthwith be cancelled. If any cash payment is to be made to, or any Common Units constituting any part of the Merger Consideration is to be registered in the name of, a person other than the person in whose name the applicable surrendered shares of Company Class A Common Stock or Company OpCo Stapled Units is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate be in proper form for transfer and that the person requesting such payment or delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.8(b), each Certificate shall be deemed at any time after the Closing to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section

2.4 or Section 2.8(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.4 or Section 2.8(c).
(c)    Distributions with Respect to Unexchanged Shares. No distributions with respect to Common Units with a record date after the Closing shall be paid to the holder of any unsurrendered Certificates with respect to the Common Units represented thereby, and no cash payment in lieu of fractional Common Units shall be paid to any such holder pursuant to Section 2.4, until such Certificate has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, (A) the number of whole Common Units (after taking into account all shares of Company Class A Common Stock or Company OpCo Stapled Units surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 or Section 2.2, as applicable, (B) payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1 or Section 2.2, as applicable, (C) that amount of cash in lieu of fractional Common Units to which such holder is entitled pursuant to Section 2.4, and (D) the amount of distributions with a record date after the Closing theretofore paid with respect to such whole Common Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Closing and a payment date subsequent to such surrender payable with respect to such whole Common Units.
(d)    No Further Ownership Rights in Company Common Stock or Company OpCo Units; Closing of Transfer Books. All Merger Consideration issued upon the surrender for exchange of Certificates representing shares Company Class A Common Stock or Company OpCo Stapled Units in accordance with the terms of this Article II and any cash paid pursuant to Section 2.4 or Section 2.8(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares Company Class A Common Stock or Company OpCo Stapled Units previously represented by such Certificates. After the Closing, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or OpCo Surviving Company of the shares Company Class A Common Stock or Company OpCo Stapled Units, as applicable, that were outstanding immediately prior to the Cash Merger Effective Time or OpCo Merger Effective Time, as applicable. If, after the Closing, Certificates are presented to the Surviving Corporation, the OpCo Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Class A Common Stock or Company OpCo Stapled Units for one year after the Closing shall be delivered to Parent upon demand, and any holders of Company Class A Common Stock or Company OpCo Stapled Units who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.4 and any distributions pursuant to Section 2.8(c).
(f)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Class A Common Stock or Company OpCo Stapled Units represented by such Certificate as contemplated by this Article II.
(g)    No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company Parties, the Parent Parties, the Surviving Corporation, the OpCo Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Class A Common Stock or Company OpCo Stapled Units for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 2.9    Book-Entry Common Shares.
(a)    Subject to applicable provisions of Section 2.8, with respect to each uncertificated share of Company Class A Common Stock (each, a “Book-Entry Common Share”) held through The Depositary Trust Company (the “DTC”), Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of shares of Company Class A Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including cash to be paid in lieu of any fractional Common Units in accordance with Section 2.4, if any) and any other dividends or distributions that DTC has the right to receive pursuant to this Article II.
(b)    Subject to applicable provisions of Section 2.8, Parent, without any action on the part of any holder, will cause the Exchange Agent to (i) issue, as of the Effective Time, to each holder of Book-Entry Common Shares not held through DTC that number of book-entry whole Common Units that the holder is entitled to receive pursuant to this Article II and (ii) promptly following the Closing Date, mail to each such holder a check in the amount of any cash payable in respect of the holder’s Book-Entry Common Shares pursuant to this Article II, including any dividends or distributions such holder has the right to receive pursuant to this Article II. Parent will also cause the Exchange Agent to mail to each such holder materials (in a form to be reasonably agreed by Parent and the Company prior to the Effective Time) advising the holder of the effectiveness of the Mergers and the conversion of the holder’s Book-Entry Common Shares pursuant to the applicable Merger.
Section 2.10    Withholding. Each of the Parent Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Parent Parties and the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment (and to the extent deduction or withholding is required in respect of the delivery of any number of whole Common Units pursuant to this Agreement, such deduction or withholding may be taken in such Common Units). To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. If withholding is taken in Common Units, the Parent Parties or the Exchange Agent (as applicable) shall be treated as having sold such Common Units (on behalf of the person in respect of whom such deduction and withholding was made) for an amount of cash equal to the fair market value of such Common Units at the time of such deemed sale.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Except as disclosed in (a) the Company SEC Documents filed with or furnished to the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC (“EDGAR”) at least 24 hours prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements or any other statement or disclosure that is similarly predictive or forward-looking), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) (it being understood that clause (a) shall not apply to Section 3.1(a)(i), the last sentence of Section 3.1(c), Section 3.2(a), Section 3.2(b), Section 3.2(c) or Section 3.3), the Company Parties represent and warrant to the Parent Parties as follows:
Section 3.1    Qualification, Organization, Subsidiaries, etc. (a) (i) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (ii) each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, in each case, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    As used in this Agreement, a “Company Material Adverse Effect” means an event, change, effect, development or occurrence that (1) prevents or materially delays the Company’s ability to consummate the transactions contemplated hereby or (2) has a material adverse effect on the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than, when determining whether a Company Material Adverse Effect has occurred pursuant to this clause (2), any event, change, effect, development or occurrence: (i) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, or in inflation, interest or exchange rates or tariffs, in each case, in the United States or elsewhere in the world, or (ii) resulting from or arising out of (A) any changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas, refined products or other commodities, (C) the announcement, pendency or the existence of, or compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement); provided, that the exception set forth in this clause (C) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 3.3, or any condition insofar as it relates to any such representation or warranty, (D) any action taken (or not taken) at the written request of the Parent Parties, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) epidemics, pandemics, civil unrest, trade wars, earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber attack, or any escalation or general worsening of the foregoing, (H) any failure by the Company to meet any projections or forecasts or estimates of revenues, earnings or other financial or operational metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), or (I) any changes in the share price or trading volume of the shares of Company Class A Common Stock or in the credit rating of the Company or any of its Subsidiaries (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clause (i) and subclauses (A)-(B) and (E)-(G) of this clause (ii), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.
(c)    The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company Charter, the Company Bylaws, the Company OpCo LLC Agreement, and the Certificate of Formation of Company OpCo, dated as of November 18, 2015 (as amended, the “Company OpCo Certificate” and collectively, the “Company Organizational Documents”), in each case, as amended through the date hereof, and promptly upon request by Parent, the Company will make available to Parent the articles of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Company and Company OpCo. The Company is in material compliance with the terms of each of the Company Organizational Documents.

Section 3.2    Equity Interests. (a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Class A Common Stock, 180,000,000 shares of Company Class B Common Stock, and 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of August 4, 2025 (the “Measurement Date”), (i) 32,682,577 shares of Company Class A Common Stock were issued and outstanding, (ii) 26,493,565 shares of Company Class B Common Stock were issued and outstanding, (iii) 993,473 shares of Company Class A Common Stock were held in treasury, (iv) no shares of Company Preferred Stock were issued or outstanding, (v) 32,682,577 Company OpCo Units were issued and outstanding and held by the Company and (vi) 26,493,565 Company OpCo Units were issued and outstanding and held by persons other than the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All Company OpCo Units are duly authorized, validly issued, fully paid (to the extent required by the Company OpCo LLC Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedules sets forth, as of the Measurement Date, a true and complete list of the name of each holder of Company OpCo Units and the number of Company OpCo Units held by such holder.
(b)    As of the Measurement Date, there were 1,891,286 shares underlying Company RSUs and 1,567,214 shares underlying Company PSUs (assuming the satisfaction of any applicable performance criteria at the maximum payout levels). As of the Measurement Date, except as set forth on Section 3.2(b) of the Company Disclosure Schedule there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock or Company OpCo Units, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. All grants of the Company RSUs and the Company PSUs (collectively, the “Company Equity Awards”) were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with all applicable Laws and the terms of the Company’s 2021 Equity Incentive Plan (the “LTIP”).
(c)    Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders or unitholders of the Company or Company OpCo on any matter.
(d)    Other than the Support Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e)    A true and complete list, as of the date hereof, of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation, formation or organization, as applicable, of each Subsidiary of the Company and the percentage of the outstanding equity interests of each Subsidiary of the Company owned by the Company and each other Subsidiary of the Company and, in the case of Company OpCo, the percentage of the outstanding equity interests of Company OpCo owned by the Company, each other Subsidiary of the Company and each other member of Company OpCo who is a person other than the Company or any of its Subsidiaries (the “Other Company OpCo Members”), is set forth on Section 3.2(e) of the Company Disclosure Schedule, other than equity interests of direct or indirect wholly owned Subsidiaries of Company OpCo. There are no equity interests issued or outstanding in any Subsidiary of the Company (other than Company OpCo), except as set forth on Section 3.2(e) of the Company Disclosure Schedule. Other than the Company OpCo Units owned by the Other Company OpCo Members, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid (to the extent required by the organizational documents of such Subsidiary of the Company) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DLPA”), Sections 18-607 and 18-804 of the DLLCA or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights (except as set forth in the organizational documents of such Subsidiary). Except for equity interests in the Company’s Subsidiaries, neither the Company nor its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide a material amount of funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person.
(f)    As used in this Agreement, “Company Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) arising under or pursuant to the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, (vii) created pursuant to the agreements set forth on Section 3.2(f) of the Company Disclosure Schedule, (viii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto, (x) which an accurate up-to-date survey would show, (xi) resulting from any facts or circumstances relating to the Parent Parties or their respective affiliates, (xii) imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (xiii) discharged at or prior to the Effective Time, including Liens securing any indebtedness of the Company or its Subsidiaries that will be paid off in connection with the Closing (and any refinancings, replacements, amendments, restatements or modifications thereof), (xiv) nonexclusive licenses with respect to Company Intellectual Property in the ordinary course of business, (xv) transfer restrictions under applicable federal or state securities Laws, (xvi) with respect to any Company Leased Real Property, Liens and other rights reserved by or in favor of any landlord under a Company Real Property Lease, or (xvii) that does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated.
(g)    As used in this Agreement, “Rights-of-Way” means easements, licenses, rights-of-way, permits, use agreements, concessions, servitudes, leasehold estates, instruments creating an interest in, right to use, or right to occupy real property, and other, similar real estate interests, in each instance whether pertaining to surface, subsurface, geological or mineral estates or rights.
Section 3.3    Corporate Authority Relative to this Agreement; No Violation.
(a)    Each of the Company and Company OpCo has the requisite limited liability company or corporate power and authority to enter into this Agreement and each other document to be entered into by the Company or Company OpCo in connection with the transactions contemplated hereby, including the Support Agreements and the TRA Amendment (together with this Agreement, the “Company Transaction Documents”) and, subject to adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock, voting together as a single class (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each of the Board of Directors of the Company and the Managing Member of Company OpCo and, except for the Company Stockholder Approval, no other corporate or limited liability company proceedings on the part of the Company or Company OpCo are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has unanimously resolved, subject to Section 5.4, to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”). Each of the Company Transaction Documents has been duly and validly executed and delivered by each applicable Company Party and, assuming each such Company Transaction Document constitutes the legal, valid and binding agreement of the other counterparties thereto, each of the Company Transaction Documents constitutes the legal, valid and binding agreement of each applicable Company Party and is enforceable against such Company Party in accordance with its terms, subject to the Remedies Exceptions (as defined below).
(b)    Other than in connection with or in compliance with (i) the applicable provisions of the DGCL and DLLCA, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the New York Stock

Exchange (“NYSE”), (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and (vii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of the Parent Parties in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company Parties of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    The execution and delivery by each Company Party of this Agreement do not, and (assuming the Company Approvals are obtained and assuming the discharge in full as of the Closing of the Credit Agreement) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, Rights-of-Way, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or beneficiary, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of (x) the Company Organizational Documents or (y) the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of any of the Company’s Subsidiaries other than Company OpCo or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i), (ii)(y) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    Section 3.3(d) of the Company Disclosure Schedule sets forth each party to the Tax Receivable Agreement as of the execution of the TRA Amendment. The TRA Amendment was entered into in compliance with the Tax Receivable Agreement. The Majority TRA Holders (as defined in the TRA Amendment) party to the TRA Amendment constitute the “Majority TRA Holders” as defined in the Tax Receivable Agreement. The audit committee of the Board of Directors has unanimously approved the TRA Amendment.
Section 3.4    Reports and Financial Statements. (a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2023 (the “Lookback Date”) (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.
(b)    The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 3.5    Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.
Section 3.6    No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets as of March 31, 2025 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the

Balance Sheet Date in the ordinary course of business, (d) liabilities and obligations that have been discharged or paid in full, and (e) liabilities incurred in connection with the transactions contemplated by this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), other than those that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
Section 3.7    Compliance with Law; Permits. (a) Each of the Company and its Subsidiaries are in compliance with, and since the Lookback Date have been in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company Parties, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law or Company Permit, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, concessions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in adverse modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with the terms and requirements of all Company Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.8    Environmental Laws and Regulations. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings pending, or to the knowledge of the Company Parties, threatened or alleged against the Company or any of its Subsidiaries or any person whose liability the Company or any of its Subsidiaries has retained or assumed by contract, alleging non-compliance with or other liability under any Environmental Law, (ii) each of the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since the Lookback Date have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any Company Owned Real Property

or Company Leased Real Property or, to the knowledge of the Company Parties, at any real property formerly owned, leased or operated by the Company or any Subsidiary of the Company, in each case that has resulted in or would reasonably be expected to result in any liability under Environmental Laws for the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries is party to any order, judgment or decree that imposes any outstanding obligations on the Company or any of its Subsidiaries under any Environmental Law, (v) there have been no leaks, seepage, ruptures or explosions in any Company Party’s Systems resulting in pending, or to the knowledge of the Company Parties, threatened or alleged, claims for personal injury, loss of life or property damage, except to the extent any claims related to such leaks, seepage, ruptures or explosions have been fully resolved, and (vi) to the knowledge of the Company, there are no defects, corrosion or other damage to the Systems of the Company or any of its Subsidiaries that would reasonably be expected to result in a pipeline integrity failure.
(b)    As used in this Agreement:
(i)    “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, in each case as in effect as of the date of this Agreement.
(ii)    “Hazardous Materials” means all substances, materials and wastes defined, classified, regulated or otherwise characterized as hazardous or toxic, or as a pollutant or contaminant, under or pursuant to any Environmental Law, including petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead paint, and any radioactive material.
(iii)    “Systems” means the produced water, refined petroleum product, crude oil, natural gas, liquified natural gas, natural gas liquid and other pipelines, gathering systems, lateral lines, pumps, pump stations, storage facilities, Disposal Wells, recycling facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or Parent or any of their respective Subsidiaries, as applicable, and used for the conduct of the business of the Company or Parent or any of their respective Subsidiaries as presently conducted.
Section 3.9    Employee Benefit Plans.
(a)    Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Company Benefit Plans, and separately identifies each PEO Plan. Complete and correct copies of each material Company Benefit Plan and any material amendments thereto have been made available to Parent together with, with respect to each material Non-PEO Plan, complete and correct copies of, to the extent applicable, (i) each material trust, insurance, annuity or other funding arrangement or amendment related thereto, (ii) the most recent summary plan description (and summaries of any material modifications prepared), (iii) the most recent audited financial statements and actuarial or other valuations prepared with respect thereto, (iv) the most recent determination or opinion letter from the IRS and (v) the most recent annual report on Form 5500 (or comparable form). No Company Benefit Plan provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States.
(b)    For purposes of this Agreement:
(i)    “Company Benefit Plans” means each (x) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (y) employment, individual consulting, severance, change in control, transaction bonus, termination protection, retention or similar plan, agreement, arrangement, program or policy, or (z) other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, relocation or expatriate benefit, perquisite, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, or under which the Company or any of its Subsidiaries would reasonably be expected to have any liability (contingent or otherwise).
(ii)    “PEO Plan” means each Company Benefit Plan sponsored by a professional employer organization or co-employer organization.
(iii)    “Non-PEO Plan” means each Company Benefit Plan that is not a PEO Plan.
(c)    Each Non-PEO Plan and, to the knowledge of the Company Parties, each PEO Plan has been maintained and administered in material compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and all contributions required to be made under the terms of any Non-PEO Plan and, to the knowledge of the Company Parties, each PEO Plan have been timely made in all material respects or, if not yet due, have been properly reflected in the Company’s financial statements in accordance with GAAP. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service.
(d)    Neither the Company nor any of its Subsidiaries maintains, contributes to or is required to contribute to or has any current or projected liability in respect of, any plan or arrangement which provides retiree medical or welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.
(e)    (i) None of the Company, its Subsidiaries, or any other entity (whether or not incorporated) which is treated as a single employer together with the Company or any of its Subsidiaries within the meaning of Section 4001(b) of ERISA (each, an “ERISA Affiliate”)

maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to, any Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) none of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iii) none of the Company, its Subsidiaries, or any of their ERISA Affiliates has during the past six years maintained or contributed to, or been required to contribute to, or otherwise had any obligation or liability in connection with, such a multiple employer plan or multiemployer plan.
(f)    Except as set forth in Section 5.6 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (including termination of employment), (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries to any material payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries, or (iii) trigger any payment or funding (through a grantor trust or otherwise) of any material compensation or benefits under any Company Benefit Plan.
(g)    No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.
(h)    Each Non-PEO Plan and, to the knowledge of the Company Parties, each PEO Plan and any award thereunder that constitutes non-qualified deferred compensation under Section 409A of the Code (i) has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2020, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2015, has been in all material respects in documentary compliance with Section 409A of the Code. No director, officer, employee or service provider of the Company or any of its Subsidiaries is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.
(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a material effect, there is no action, suit, charge, claim, proceeding, investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any participant or beneficiary pending, or to the knowledge of the Company Parties, threatened, relating to any Non-PEO Plan, or, to the knowledge of the Company Parties, any PEO Plan (other than routine claims for benefits).

Section 3.10    Absence of Certain Changes or Events. (a) From the Balance Sheet Date through the date of this Agreement, the businesses of each Company Party and their respective Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b)    From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.
Section 3.11    Investigations; Litigation. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no, and since the Lookback Date there has been no, investigation or review pending (or, to the knowledge of the Company Parties, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no, and since the Lookback Date there have been no, actions, suits, charges, claims, arbitrations, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company Parties, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries; provided, that to the extent any such representations or warranties in the foregoing clauses (a), (b) and (c) pertain to investigations, reviews, actions, suits, inquiries, proceedings, subpoenas, civil investigative demands, other requests, orders, judgements or decrees that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.
Section 3.12    Information Supplied. None of the information provided in writing by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Common Units in the Mergers (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement/prospectus relating to the Stockholders’ Meeting (the “Proxy Statement/Prospectus”) will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof relating to the Stockholders’ Meeting but excluding any portion thereof based on information supplied by Parent for inclusion or incorporation by reference therein, with respect to which no representation is made by the Company or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of the Company.

Section 3.13    Tax Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    all Tax Returns that were required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate;
(b)    all Taxes owed by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the financial statements of the Company in accordance with GAAP;
(c)    all Tax withholding and deposit requirements imposed on the Company or any of its Subsidiaries have been satisfied in full in all respects;
(d)    there are no Liens (other than Company Permitted Liens) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;
(e)    there are no audits, examinations, investigations or other proceedings currently being conducted, pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries;
(f)    there is no written claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of the Company or any of its Subsidiaries;
(g)    no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to taxation in that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;
(h)    there is not in force any waiver or agreement for any extension of time with respect to the due date for the filing of any Tax Return of the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);
(i)    none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or closing agreement with any Governmental Entity filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date or as a result of an intercompany transaction, installment sale or open transaction entered into on or prior to the Closing Date;
(j)    none of the Company or any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement pursuant to which it will have any potential liability to any person after the Closing Date (excluding (i) any agreement or arrangement solely among the members of a group the common parent of which is the Company, Company OpCo, or any of their respective Subsidiaries, and (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements));
(k)    none of the Company or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which the Company is the common parent, or has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);
(l)    none of the Company or any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement, or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
(m)    none of the Company or any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;
(n)    there are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company or any of its Subsidiaries under Section 382 through Section 384 of the Code (or any analogous or similar provisions of Law) or the separate return limitation year rules under the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provisions of Law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement;
(o)    each of the Company’s Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;
(p)    Company OpCo is, and has been since its formation, properly classified as a partnership or disregarded entity for U.S. federal (and applicable state and local) income tax purposes;
(q)    the Company is, and has been since its formation, properly classified as a corporation for U.S. federal (and applicable state and local) income tax purposes;
(r)    for U.S. federal (and applicable state and local) income tax purposes, (i) each Subsidiary of Company OpCo (except for Solaris Services Holdings, LLC and Solaris Water Midstream Services, LLC) is, and has been since its formation, properly classified as a disregarded entity, (ii) Solaris Services Holdings, LLC is, and has been since its formation, properly classified as a corporation, and (iii) Solaris Water Midstream Services, LLC is, and has been since its formation, properly classified as a partnership; and

(s)    as of the date of this Agreement, neither the Company nor any of its Subsidiaries, after reasonable diligence, is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the issuance of either of the Closing Tax Opinions.
(t)    As used in this Agreement, (i) “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
Section 3.14    Employment and Labor Matters.
(a)    No Company Party is, or has been, a party or subject to any collective bargaining agreement or any similar Contract with a labor union, trade union, works council, employee association, or similar representative. To the knowledge of the Company Parties, there are no, and since the Lookback Date there have been no, organizing activities by any labor union, trade union, works council, employee’s association, or similar representative, with respect to any employees of any Company Party. There is no, and during the past three years there has been no, strike, controversy, slowdown, work stoppage, picketing, lockout or other material labor dispute pending or, to the knowledge of the Company Parties, threatened against or affecting the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company Parties, threatened union grievances or union representation questions involving employees of any Company Party.
(b)    There is no material Action pending or, to the knowledge of the Company Parties, threatened by or with respect to any current or former employee or independent contractor of any Company Party. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company Parties are, and since the Lookback Date have been, in compliance with all applicable Laws respecting (i) terms and conditions of employment, (ii) and wages and hours, and (iii) labor and employment practices, including all such Laws regarding overtime pay, complete and timely payment of wages, classification of employees and contractors, meal and rest breaks, anti-discrimination, anti-retaliation, anti-harassment, employee leave, employee training, employee notices, recordkeeping, Tax withholding and reporting, immigration, and occupational health and safety. No Company Party has any unsatisfied liabilities or obligations under the Worker Adjustment and Retraining Notification Act of 1998 or any similar state or local Law as a result of any action taken by a Company Party.

Section 3.15    Intellectual Property. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company Parties, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Company Parties, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) none of the Company or any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, (iv) to the knowledge of the Company Parties, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property, (v) the Company and each Subsidiary thereof has taken commercially reasonable steps to protect and maintain all Company Intellectual Property, including preserving the confidentiality of all trade secrets and confidential information therein, (vi) no trade secret, know-how, confidential or proprietary information has been disclosed by the Company or any Subsidiary thereof to any person other than pursuant to a non-disclosure agreement or other legal or professional obligation restricting the disclosure and use of such information, and (vii) all employees or independent contractors who were or are, as applicable, engaged in creating or developing any Company Intellectual Property for the Company or its Subsidiaries, have entered into a written Contract pursuant to which each such person has presently assigned to the Company or applicable Subsidiary all of such person’s rights, title, and interest in and to all proprietary rights, created or developed for the Company or applicable Subsidiary in the course of such person’s employment or retention thereby, and to the Company’s knowledge, no party thereto is in default or breach of any such Contract.
(b)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices and (B) since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Assets that has resulted or is reasonably likely to result in disruption or damage to the business of the Company or its Subsidiaries or give rise to liability under applicable data protection and privacy Laws.
(c)    As used in this Agreement “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

Section 3.16    Real Property. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and valid title to each material real property (and each real property at which material operations of the Company or any of its Subsidiaries are conducted) owned by the Company or any Subsidiary, other than Company Real Property Leases and Rights-of-Way (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Company or any of its Subsidiaries are conducted) (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property,” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Company Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”) and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company Parties, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.
(b)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company or its Subsidiaries in the operation of its business thereon, and (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.
(c)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has such Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens); (ii) each of the Company and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) each of the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company Parties, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Company and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Systems operated by the Company and its Subsidiaries are subject to all Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.
Section 3.17    Company Assets.
(a)    Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) each of the Company and its Subsidiaries (including through Company Real Property Leases, Rights-of-Way, licenses, Contracts or other arrangements) has physical possession of and good and valid title to, a valid leasehold interest in or a valid license or other right to use all Systems, assets and properties that are used or held for use, in the aggregate, in the operation of its business, whether tangible or intangible, free and clear of all Liens, other than Company Permitted Liens (collectively, the “Company Assets”), (ii) the Company Assets are sufficient for carrying on the business of the Company and its Subsidiaries following the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company or its Subsidiaries as currently conducted, (iii) the Company Assets that are used or held for use in the operation of the business of the Company and its Subsidiaries are in good operating condition and repair (excluding normal wear and tear) and are usable in the ordinary course of business as currently conducted by the Company and its Subsidiaries., and (iv) all of the Company Assets (1) have been installed and maintained consistent with the installation and maintenance of a prudent operator and in accordance with prudent industry practice and all applicable Contracts and Laws, (2) comprise all of the assets and properties that were necessary to produce the results depicted in the Company’s consolidated financial statements, and (3) have not had any maintenance deferred.
(b)    Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) none of the Company Assets are produced water disposal or injection wells (“Disposal Wells”) that are (1) subject to any order from any Governmental Entity or written notice from any other third party requiring or otherwise seeking that such Disposal Wells be plugged and abandoned, (2) currently scheduled to be plugged and abandoned in accordance with the Company or its Subsidiaries existing internal well retirement schedule consistent with past practices or (3) subject to any restriction prohibiting the injection of produced water from the conduct of oil and gas development operations by any person other than the Company or its Subsidiaries, (ii) all of the Disposal Wells have been drilled and completed in compliance with all applicable Company Permits, Laws, Contracts, permits and other instruments governing the

Company Assets, (iii) all wellbore diagrams, plats and surveys for each Disposal Well and all well files, integrity testing and step rate testing results and other records relating to the Disposal Wells that are in the possession or control of the Company or its Subsidiaries have been made available to Parent. To the knowledge of the Company: (A) the pore space and other geological characteristics of each Disposal Well’s injection zone(s) and plume area (as authorized by the Company Permits applicable to such Disposal Well) are sufficient to permit such Disposal Well to operate at the greater of (i) the designer’s nameplate-rated daily injection capacity for such Disposal Well, or (ii) the daily injection capacity under the applicable Company Permit for such Disposal Well, and (B) the collective injection capacity of the Disposal Wells is sufficient to permit the Company and its Subsidiaries to comply with all Top Customer Contracts as of the execution of this Agreement.
Section 3.18    Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as such Company Party believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any pending or, to the knowledge of the Company Parties, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.
Section 3.19    Opinion of the Company’s Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based on and subject to various assumptions, qualification, limitations and other matters set forth in such opinion, the Merger Consideration to be received pursuant to this Agreement by holders of Company Class A Common Stock and holders of Company OpCo Units (to the extent and other than as set forth in such opinion), is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of such opinion to Parent on a non-reliance basis and solely for informational purposes.
Section 3.20    Key Customers. Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten largest customers (other than the Company or its Subsidiaries) (showing the approximate dollar volume for each) based on revenue received in the 12 months ended June 30, 2025 per customer (each, a “Top Customer”).
Section 3.21    Outstanding Capital Commitments. Except as set forth on Section 3.21 of the Company Disclosure Schedule, as of the date hereof, there are no capital projects in process for which all of the activities anticipated for such project are not expected to be completed by the Closing Date, in each case that are binding on the Company Assets and could reasonably be expected to result in capital expenditures by Parent after the Closing Date in excess of $5,000,000.

Section 3.22    Material Contracts. (a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents, and the Contracts set forth on Section 3.22 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)    any Contract that constitutes a produced water or hydrocarbon purchase or sale (including skim oil) or provides customers with any services involving gathering, transportation, treatment, disposal, recycling, marketing, processing, trucking, beneficial reuse, skim oil, injection, redelivery or supply services that provide, or would reasonably be expected to provide, revenues on an annual basis in excess of $15,000,000;
(iii)    any interconnect agreements that bind or otherwise relate to the Company Assets;
(iv)    any Contract for any acquisition or divestiture that is pending for aggregate consideration under such Contract in excess of $5,000,000;
(v)    any Contract that materially limits the ability of the Company or its Subsidiaries to compete in any line of business or with any person or in any geographic area during any period of time, excluding customary third party license restrictions, confidentiality agreements and agreements that contain customary confidentiality clauses;
(vi)    any Contract that obligates the Company or any of its Subsidiaries to make any future capital commitment or expenditure, or provides the Company the right or option to acquire any equipment or assets, involving annual payments in excess of $10,000,000;
(vii)    any Contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such person’s affiliates) or any person that holds or owns 5% or more of the shares of the Company’s capital stock (or any affiliates of any such person), on the other hand;
(viii)    any Contract that (A) contains an exclusivity or “most favored nation” or similar clause that restricts the business of the Company or any of its Subsidiaries in a material manner, (B) contains a minimum volume commitment or exclusivity arrangement, or (C) contains a “take-or-pay” clause;
(ix)    any Contract evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $10,000,000;
(x)    any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among any of the Company’s Subsidiaries;

(xi)    any Contract pursuant to which the Company or any of its Subsidiaries owns, has a right to own, or use material intellectual property associated with the beneficial reuse, recycling, desalination, or treatment of produced water (except for licenses to generally commercially available software or technology licensed substantially on standard terms and conditions, standard employee invention and confidentiality agreements);
(xii)    any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;
(xiii)    any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $5,000,000;
(xiv)    any material lease or sublease with respect to a Company Leased Real Property;
(xv)    any material Contract (other than easements or similar contractual rights) to which a Governmental Entity is party;
(xvi)    any futures, hedge, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities that binds any of the Company Assets or the Company or its Subsidiaries with respect to any of the Company Assets;
(xvii)    any Contract providing for any call upon or option to purchase the Company Assets; and
(xviii)    any Contract with a Top Customer (each, a “Top Customer Contract”).
All contracts of the types referred to in clauses (i) through (xviii) above are referred to herein as “Company Material Contracts.” True and complete copies of all Company Material Contracts have been made available to the Parent. As used herein, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.
(b)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, (ii) to the knowledge of the Company Parties, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company Parties, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.23    Finders or Brokers. Except for Citigroup Global Markets Inc. and Houlihan Lokey, Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.
Section 3.24    State Takeover Statutes. (a) Assuming none of the Parent Parties is an “interested stockholder” under the Company Charter, the Company Stockholder Approval is the only vote of holders of securities of the Company which is required to approve this Agreement and the Mergers, (b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in the Company Charter) as set forth in the Company Charter and (c) no other Takeover Laws are applicable to the Mergers, this Agreement, or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.
Section 3.25    No Additional Representations.
(a)    Each Company Party acknowledges that the Parent Parties do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent to the Company in accordance with the terms hereof (and each Company Party expressly waives reliance upon any representation or warranty of the Parent Parties except as expressly set forth in Article IV or in any certificate delivered by Parent to the Company in accordance with the terms hereof), and specifically (but without limiting the generality of the foregoing) that the Parent Parties do not make any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or other Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Parent Parties and their respective Subsidiaries or (b) the future business and operations of the Parent Parties and their respective Subsidiaries, and no Company Party has relied on such information or any other representation or warranty not set forth in Article IV.
(b)    Each Company Party has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Parent Parties and their respective Subsidiaries and acknowledges that such Company Party has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by the Parent Parties in accordance with the terms hereof, in entering into this Agreement, each Company Party has relied solely upon its independent investigation and analysis of the Parent Parties and their respective Subsidiaries, and each Company Party acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by Parent to the Company, whether or not such representations, warranties or statements were made in writing or orally. Each Company Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent to the Company, (i) the Parent Parties do not make, or have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and no Company Party is relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Parent Parties to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by any Company Party as having been authorized by such Party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Except as disclosed in (a) the Parent SEC Documents filed with or furnished to the SEC and publicly available on the EDGAR at least 24 hours prior to the date of this Agreement (excluding any disclosures set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements or any other statement or disclosure that is similarly predictive or forward-looking), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) (it being understood that clause (a) shall not apply to Section 4.1(a)(i), the last sentence of Section 4.1(c), Section 4.2(a), Section 4.2(c) or Section 4.3), the Parent Parties represent and warrant to the Company Parties as follows:
Section 4.1    Qualification, Organization, Subsidiaries, etc.
(a)    (i) Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (ii) each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, in each case, except where the failure to have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    As used in this Agreement, a “Parent Material Adverse Effect” means an event, change, effect, development or occurrence that (1) prevents or materially delays Parent’s ability to consummate the transactions contemplated hereby or (2) has a material adverse effect on the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, other than, when determining whether a Parent Material Adverse Effect has occurred pursuant to this clause (2), any event, change, effect, development or occurrence: (i) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, or in inflation, interest or exchange rates or tariffs, in each case, in the United States or elsewhere in the world, or (ii) resulting from or arising out of (A) any changes or developments in the industries in which Parent or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas, refined products or other commodities, (C) the announcement, pendency or the existence of, or compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement); provided, that the exception set forth in this clause (C) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 4.3, or any condition insofar as it relates to any such representation or warranty, (D) any action taken (or not taken) at the written request of the Company Parties, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) epidemics, pandemics, civil unrest, trade wars, earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber attack, or any escalation or general worsening of the foregoing, (H) any failure by Parent to meet any projections or forecasts or estimates of revenues, earnings or other financial or operational metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition) or (I) any changes in the share price or trading volume of the Common Units or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clause (i) and subclauses (A)-(B) and (E)-(G) of this clause (ii), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.
(c)    Parent has made available to the Company prior to the date of this Agreement a true and complete copy of (i) the Certificate of Limited Partnership of Parent (the “Parent Certificate of Limited Partnership”), and (ii) the Second Amended and Restated Agreement of Limited Partnership of Parent (as amended, the “Parent Partnership Agreement” and together with the Parent Certificate of Limited Partnership, the “Parent Organizational Documents”), in each case, as amended through the date hereof, and promptly upon request, Parent will make available to the Company the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of Parent. Parent is in material compliance with the terms of each of the Parent Organizational Documents.
Section 4.2    Equity Interests.
(a)    The authorized equity interests of Parent consist of Common Units representing limited partner interests in Parent, and a general partner interest in Parent (“General Partner Units”). As of the Measurement Date, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 381,328,604 Common Units, and (ii) 9,060,641 General Partner Units. All outstanding equity securities of Parent are duly authorized, validly issued, fully paid (to the extent required by the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DLPA) and free of preemptive rights (except as set forth in the Parent Partnership Agreement).
(b)    As of the Measurement Date, except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any Common Units or other equity interests of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such partnership units or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such partnership units or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Common Units or other equity interests of any Parent Party, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries.
(c)    Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of Parent on any matter.
(d)    There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of equity securities of Parent or any of its Subsidiaries.
(e)    As of the date of this Agreement, the authorized capital stock of Arrakis Holdings consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding and held by Parent.

(f)    As of the date of this Agreement, all of the issued and outstanding limited liability company interests of each of OpCo Merger Sub, Unit Merger Sub and Cash Merger Sub are directly or indirectly owned by Parent.
(g)    None of OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub has any outstanding option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub. None of OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub has conducted any business prior to the date hereof and each has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.
(h)    When issued pursuant to the terms hereof, all outstanding Common Units constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid (to the extent required under the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DLPA) and free of preemptive rights (except as set forth in the Parent Partnership Agreement).
(i)    Except as set forth in Section 4.2(i) of the Parent Disclosure Schedule, Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Parent, free and clear of any Liens other than Parent Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide a material amount of funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person.
(j)    As used in this Agreement, “Parent Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by Parent or its Subsidiaries that affect the underlying fee interest of a Parent Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) arising under or pursuant to the Parent Organizational Documents or the organizational documents of any Parent Subsidiary, (vii) created pursuant to the agreements set forth on Section 4.2(j) of the Parent Disclosure Schedule, (viii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which Parent or any of its Subsidiaries otherwise has access, between the parties thereto, (x) which an accurate up-to-date survey would show, (xi) resulting from any facts or circumstances relating to any Company Party or its affiliates, (xii) imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (xiii) nonexclusive licenses with respect to Company Intellectual Property in the ordinary course of business, (xiv) transfer restrictions under applicable federal or state securities Laws, (xv) with respect to any Parent Leased Real Property, Liens and other rights reserved by or in favor of any landlord under any lease with respect thereto, or (xvi) that does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated.
Section 4.3    Partnership / Corporate Authority Relative to this Agreement; No Violation.
(a)    Each of the Parent Parties has the requisite partnership, limited liability company or corporate power and authority to enter into this Agreement and each other document to be entered into by the Parent Parties in connection with the transactions contemplated hereby, including the Support Agreements and the TRA Amendment (together with this Agreement, the “Parent Transaction Documents”), and to consummate the transactions contemplated hereby. (i) The execution and delivery of this Agreement and the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent and Parent GP; (ii) Parent, as the sole member of each of OpCo Merger Sub and Unit Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; (iii) Arrakis Holdings, as the sole member of Cash Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; (iv) the board of directors of Arrakis Holdings has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; (v) Parent, as the sole stockholder of Arrakis Holdings, has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (vi) no other entity or equity-holder proceedings on the part of the Parent Parties or their respective equity holders are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of Parent GP has approved the execution and delivery of this Agreement and the Parent Transaction Documents and the transactions contemplated hereby and thereby, including the Mergers and the issuance of Common Units in the Mergers (the “Unit Issuance”). No vote of holders of securities of any Parent Party is required to approve the Mergers or the Unit Issuance and no vote of the holders of any class of equity holders of any Parent Party is necessary to approve this Agreement or the transactions contemplated hereby, including the Mergers or the Unit Issuance, in each case, other than the approval of and action by Parent, and such approval of and action by Parent has been obtained. Each of the Parent Transaction Documents has been duly and validly executed and delivered by the Parent Parties, as applicable, and, assuming each such Parent Transaction Document constitutes the legal, valid and binding agreement of the other counterparties thereto, each of the Parent Transaction Documents constitutes the legal, valid and binding agreement of each of the applicable Parent Parties and is enforceable against such Parent Party in accordance with its terms, subject to the Remedies Exceptions.

(b)    Other than in connection with or in compliance with (i) the applicable provisions of the DGCL and DLLCA, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the HSR Act, and (vii), the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company Parties in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Parent Parties of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)    The execution and delivery by the Parent Parties of this Agreement do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, Rights-of-Way, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries is a party or beneficiary, or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of (x) the Parent Organizational Documents or (y) the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent’s Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i), (ii)(y) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4    Reports and Financial Statements.
(a)    Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since the Lookback Date (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b)    The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 4.5    Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent GP (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.
Section 4.6    No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (d) liabilities and obligations that have been discharged or paid in full, and (e) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7    Compliance with Law; Permits.
(a)    Each of Parent and its Subsidiaries are in compliance with, and since the Lookback Date have been in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Lookback Date, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of the Parent Parties, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law or Parent Permit, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, concessions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in adverse modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is in compliance with the terms and requirements of all Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.8    Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings pending, or to the knowledge of the Parent Parties, threatened or alleged against Parent or any of its Subsidiaries or any person whose liability Parent or any of its Subsidiaries has retained or assumed by contract, alleging non-compliance with or other liability under any Environmental Law, (ii) each of Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since the Lookback Date have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any Parent Owned Real Property or Parent Leased Real Property or, to the knowledge of the Parent Parties, at any real property formerly owned, leased or operated by Parent or any of its Subsidiaries, in each case that has resulted in or would reasonably be expected to result in any liability under Environmental Laws for any Parent Party or any of its Subsidiaries, (iv) no Parent Party is party to any order, judgment or decree that imposes any outstanding obligations on Parent or any of its Subsidiaries under any Environmental Law, (v) there have been no leaks, seepage, ruptures or explosions in any Parent Party’s Systems resulting in pending, or to the knowledge of the Parent Parties, threatened or alleged claims for personal injury, loss of life or property damage, except to the extent any claims related to such leaks, seepage, ruptures or explosions have been fully resolved and (vi) to the knowledge of the Parent Parties, there are no defects, corrosion or other damage to any of any Parent Party’s Systems that would reasonably be expected to result in a pipeline integrity failure.

Section 4.9    Absence of Certain Changes or Events.
(a)    From the Balance Sheet Date through the date of this Agreement, the businesses of each of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b)    From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.
Section 4.10    Investigations; Litigation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Parent Parties, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, charges, claims, arbitrations, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Parent Parties, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries; provided, that to the extent any such representations or warranties in the foregoing clauses (a), (b) and (c) pertain to investigations, reviews, actions, suits, inquiries, proceedings, subpoenas, civil investigative demands, other requests, orders, judgements or decrees that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.
Section 4.11    Information Supplied. None of the information provided in writing by Parent or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (excluding any portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.11, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of Parent.

Section 4.12    Tax Matters. Except as set forth on Section 4.12 of the Parent Disclosure Schedule or as would not have, individually or in the aggregate, a Parent Material Adverse Effect:
(a)    all Tax Returns that were required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate;
(b)    all Taxes owed by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries is liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the financial statements of Parent in accordance with GAAP;
(c)    all Tax withholding and deposit requirements imposed on Parent or any of its Subsidiaries have been satisfied in full in all respects;
(d)    there are no Liens (other than Parent Permitted Liens) on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;
(e)    there are no audits, examinations, investigations or other proceedings currently being conducted, pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries;
(f)    there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of Parent or any of its Subsidiaries;
(g)    no claim has ever been made by a Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that Parent or such Subsidiary is or may be subject to taxation in that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;
(h)    there is not in force any waiver or agreement for any extension of time with respect to the due date for the filing of any Tax Return of Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of Parent or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);
(i)    none of Parent or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or closing agreement with any Governmental Entity filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date or as a result of an intercompany transaction, installment sale or open transaction entered into on or prior to the Closing Date;
(j)    none of Parent or any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement pursuant to which it will have any potential liability to any person after the Closing Date (excluding (i) any agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries, and (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements));
(k)    none of Parent or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which Parent is the common parent, or has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);
(l)    none of Parent or any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement, or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
(m)    none of Parent or any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;
(n)    each of Parent’s Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;
(o)    Parent is, and has been since its formation, properly classified as a partnership or disregarded entity for U.S. federal (and applicable state and local) income tax purposes and is not, and has never been, treated as a corporation, including under Section 7704 of the Code, or classified as an association taxable as a corporation, including under Treasury Regulations Section 301.7701-3;
(p)    for each taxable year of the Parent ending after its initial public offering and for the current portion of Parent’s current taxable year, at least 90% of the gross income of Parent has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and
(q)    as of the date this Agreement, Parent, after reasonable diligence, is not aware of the existence of any fact or circumstance, and has not taken or agreed to take any action, that could reasonably be expected to prevent or impede the issuance of either of the Closing Tax Opinions.
Section 4.13    Finders or Brokers. Except for BofA Securities, Inc., none of the Parent Parties has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 4.14    Availability of Funds. Assuming the satisfaction of the closing conditions set forth in Section 6.3 and the accuracy of the representations and warranties set forth in Section 3.2, then, Parent has, and as of the Closing, will have, immediately available to it cash and other sources of funds to consummate the Mergers and the other transactions contemplated hereby and required for the satisfaction of all of Parent’s payment obligations under this Agreement, including the payment of the full Merger Consideration in accordance with Section 2.1, and to pay all related fees and expenses of Parent and its Subsidiaries. Parent acknowledges and agrees that in no event is the receipt or availability of any funds or financing by any Parent Party a condition to the Closing.
Section 4.15    Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub but excluding any pension or benefit plan sponsored, managed or advised by Parent, its Subsidiaries or their respective employees) owns or has owned at any time in the three years preceding the date of this Agreement any shares of Company Common Stock beneficially or of record.
Section 4.16    No Additional Representations.
(a)    The Parent Parties acknowledge that the Company Parties do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to the Parent Parties in accordance with the terms hereof (and each Parent Party expressly waives reliance upon any representation or warranty of the Company Parties except as expressly set forth in Article III or in any certificate delivered by the Company to the Parent Parties in accordance with the terms hereof), and specifically (but without limiting the generality of the foregoing) that the Company Parties make no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Parent Parties (or any of their respective affiliates, officers, directors, employees or other Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries, and none of the Parent Parties has relied on such information or any other representations or warranties not set forth in Article III.
(b)    The Parent Parties have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that the Parent Parties have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to the Parent Parties by the Company Parties in accordance with the terms hereof, in entering into this Agreement, each of the Parent Parties have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and the Parent Parties acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by Parent to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Parent Parties acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company Parties to the Parent Parties, (i) the Company Parties do not make, or have not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and the Parent Parties are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Parent Parties as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Parent Parties or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.
ARTICLE V.

COVENANTS AND AGREEMENTS
Section 5.1    Conduct of Business by the Company Parties. (a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, each of the Company Parties covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business in all material respects, and shall use commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with significant customers and suppliers; provided, however, that no action by the Company Parties or their Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
(b)    Each of the Company Parties agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:
(A)    shall not adopt any amendments to the Company Charter or the Company Bylaws, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of formation or limited liability company agreement or similar applicable organizational documents (including any amendment to the Company OpCo LLC Agreement);

(B)    shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except (1) for any such transaction by a wholly owned Subsidiary of the Company or Company OpCo which remains a wholly owned Subsidiary of the Company or Company OpCo, as applicable, after consummation of such transaction, (2) for issuances of Company Class A Common Stock in connection with an exchange of Company OpCo Units (together with the same number of shares of Company Class B Common Stock) in accordance with the Company Charter and the Company OpCo LLC Agreement to the extent required to comply with the Company OpCo LLC Agreement or (3) issuances of Company Class A Common Stock upon the settlement of Company Equity Awards outstanding as of the date of this Agreement or issued following the date of this Agreement in accordance with the terms hereof;
(C)    shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or Company OpCo or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company, (2) quarterly cash dividends by the Company on the shares of Company Class A Common Stock not to exceed $0.14 per share and corresponding cash distributions by Company OpCo on the Company OpCo Units, in each case and subject to Section 5.19, with customary record and payment dates, (3) distributions pursuant to Section 6.2(i) of the Company OpCo LLC Agreement to the extent such distributions are (i) paid in a manner consistent with the past practice of the Company and Company OpCo, (ii) not made prior to the applicable due date for the payment of Taxes to which such distributions relate and (iii) not in excess of the amounts necessary to allow the Company to satisfy its U.S. federal, state and local and non-U.S. tax liabilities and to make corresponding pro rata distributions to the holders of Company OpCo Units (other than the Company), provided that, to the extent the taxable income of the Company is reasonably determined to be in excess of the estimated amounts of taxable income of the Company as set forth on Section 5.1(b)(C) of the Company Disclosure Schedule, the Company shall cooperate with Parent in good faith with respect to the determination of the amount and timing of any such additional distributions and (4) distributions to the Company (but not, for the avoidance of doubt, to holders of Company OpCo Units other than the Company) pursuant to Section 6.2(ii) of the Company OpCo LLC Agreement to allow the Company to satisfy its payment obligations in respect of the termination of the Tax Receivable Agreement pursuant to the terms of the TRA Amendment;
(D)    shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Mergers and other than any mergers, consolidations, restructurings or reorganizations solely among the Company’s wholly owned Subsidiaries or among Company OpCo’s wholly owned Subsidiaries;

(E)    shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person, except (1) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, with respect to the year ended December 31, 2025, the Company’s fiscal 2025 budget and capital expenditure plan, as set forth on Section 5.1(b)(E)(x) of the Company Disclosure Schedule (the “Company 2025 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2025 fiscal year); provided, that, if the Closing has not occurred prior to January 1, 2026, the amounts set forth in the Company’s fiscal 2026 budget and capital expenditure plan, as set forth on Section 5.1(b)(E)(y) of the Company Disclosure Schedule (the “Company 2026 Budget”) shall be used for the year ended December 31, 2026, (2) as made in connection with any transaction among the Company or Company OpCo and their respective wholly owned Subsidiaries or among the Company’s or Company OpCo’s wholly owned Subsidiaries, (3) acquisitions, loans, advances, capital contributions or investments in the ordinary course of business that do not exceed $5,000,000 in the aggregate; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;
(F)    shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of skim oil, recycled water, aggregate materials or ground water in the ordinary course of business, (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company or Company OpCo and their respective wholly owned Subsidiaries or among the Company’s or Company OpCo’s wholly owned Subsidiaries, (4) leases or dispositions of any properties or assets by the Company or Company OpCo or any of their respective wholly owned Subsidiaries to any of their respective wholly owned Subsidiaries, and (5) sales, leases, transfers or other dispositions in the ordinary course of business that do not to exceed $10,000,000 in the aggregate;
(G)    shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures, except for (1) expenditures of the category and nature contemplated by, and in an aggregate amount not exceeding 105% of the aggregate amount provided in, the Company 2025 Budget (whether or not such capital expenditure is made during the 2025 fiscal year); provided, that, if the Closing has not occurred prior to January 1, 2026, the amounts set forth in the Company 2026 Budget shall be used for the year ended December 31, 2026, (2) expenditures made in response to any emergency to protect life, the environment or property, whether caused by war, terrorism, weather events, public health events, environmental conditions, outages or otherwise, or (3) expenditures in connection with any action permitted by clause (E) above;
(H)    except as required by any Company Benefit Plan as in effect on the date of this Agreement (or as modified in compliance with this Agreement), shall not, and shall not permit any of its Subsidiaries to, (1) increase the compensation or other benefits payable or provided to the Company’s directors, officers, employees or other service providers, except in connection with the Company’s ordinary course annual merit raise cycle, base salary or wage rate increases for any employee with a target annual compensation opportunity of less than $150,000, (2) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee of the Company, except for agreements entered into with any newly hired employees who are not officers (so long as such agreements are on terms generally made available to similarly situated employees), (3) establish, adopt, enter into, terminate or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers, employees or other service providers of any Company Party, except (i) as permitted pursuant to clause (2) above or (ii) routine amendments to health and welfare plans that do not materially increase the costs to the Company Parties of maintaining the applicable plan, (4) enter into any material collective bargaining agreements or other Contracts with any labor unions, trade unions, works councils, employee associations, or other employee representatives, (5) hire or terminate without cause any director, officer or employee with a target annual compensation opportunity in excess of $150,000, other than the hiring or promotion in the ordinary course of business to fill vacancies or positions that are being recruited for as of the date of this Agreement on terms no less favorable in the aggregate to the Company Parties than the terms previously applicable to the individual whose position is being filled, or (6) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than loans or advances for travel or reasonable business expenses);
(I)    shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;
(J)    shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) for transactions among the Company or Company OpCo and their respective wholly owned Subsidiaries or among the Company’s or Company OpCo’s wholly owned Subsidiaries, (2) for issuances of Company Class A Common Stock in connection with an exchange of Company OpCo Units (together with the same number of shares of Company Class B Common Stock) in accordance with the Company Charter and the Company OpCo LLC Agreement or (3) issuances of Company Class A Common Stock upon the settlement of Company Equity Awards outstanding as of the date of this Agreement or issued following the date of this Agreement in accordance with the terms hereof;

(K)    shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except (1) for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, (2) in connection with an exchange of Company OpCo Units (together with the same number of shares of Company Class B Common Stock) for Company Class A Common Stock in accordance with the Company Charter and the Company OpCo LLC Agreement, or (3) in connection with the settlement of Company Equity Awards outstanding as of the date of this Agreement or issued following the date of this Agreement in accordance with the terms hereof;
(L)    shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred under the Credit Agreement in the ordinary course of business or to fund the Company’s payment obligations in respect of the termination of the Tax Receivable Agreement pursuant to the terms of the TRA Amendment, (2) for any indebtedness among the Company or Company OpCo and their respective wholly owned Subsidiaries or among the Company’s or Company OpCo’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (5) with respect to any indebtedness not in accordance with clauses (1) through (4), for any indebtedness not to exceed $5,000,000 in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;
(M)    other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, in a manner or with an effect that is materially adverse to the Company and its Subsidiaries, taken as a whole;
(N)    shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any Action in amounts in excess of (1) the amounts reserved with respect thereto on the balance sheet as of the Balance Sheet Date included in the Company SEC Documents or (2) if no such amounts are reserved, then $10,000,000 in the aggregate, in each case except to the extent any such excess amount is covered by the Company’s or its Subsidiaries’ insurance policies or indemnified by a third party;

(O)    shall not (except in the ordinary course of business) (1) change its fiscal year or any material method of Tax accounting, (2) make, change or revoke any material Tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (4) file any material amended Tax Return or (5) or surrender a claim for a material refund of Taxes;
(P)    except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity, (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof and (3) prepayments of borrowings under the Credit Agreement; and
(Q)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (P) of this Section 5.1(b).
Section 5.2    Conduct of Business by the Parent Parties. (a) From and after the date hereof until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, each of the Parent Parties covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted, and that such entities shall not take any action, except in the ordinary course of business in all material respects, and shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights, franchises and Parent Permits and preserve their relationships with significant customers and suppliers; provided, however, that no action by the Parent Parties or their Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
(b)    Each of the Parent Parties agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent:

(A)    shall not adopt or propose any amendment to the Parent Organizational Documents in any manner that would be materially adverse to the Company or the holders of Company Common Stock or Company OpCo Units;
(B)    shall not, and shall not permit any of their Subsidiaries to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a Subsidiary of Parent (other than OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub) which remains a Subsidiary after consummation of such transaction;
(C)    shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Parent or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, partnership units, stock or other securities of Parent or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to Parent or any Subsidiary of Parent in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, and (3) regular quarterly cash distributions on the Common Units with customary record and payment dates;
(D)    shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Mergers and other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries (except for any such transaction involving OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub);
(E)    shall not take any action or fail to take any action that would reasonably be expected to cause Parent to be treated, for U.S. federal income tax purposes, as a corporation;
(F)    shall not, and shall not permit any of its Subsidiaries to, engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of Parent for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;
(G)    shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, or enter into any joint venture agreements with, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers; and
(H)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (G) of this Section 5.2(b).

Section 5.3    Access.
(a)    Each Company Party shall afford the Parent Parties and the officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (collectively, “Representatives”) of each Parent Party, upon advance written notice, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional existing accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request. Notwithstanding the foregoing, the Company Parties shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law. No Parent Party, nor any of its officers, employees or other Representatives, shall be permitted to perform any onsite procedures (including an onsite study, any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of the Company or any of the Company’s Subsidiaries without the Company’s prior written consent. Parent shall, and does hereby agree to, indemnify, defend and hold the Company and its Subsidiaries and their respective Representatives harmless from and against any and all actual loss arising out of Parent’s or its Representatives’ actions taken in or on the Company’s or any of its Subsidiaries’ properties. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.3(a) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any representation or warranty made by the Company hereunder.
(b)    The Parties hereby agree that all information provided to them or their respective officers, directors, employees or other Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Mutual Confidentiality Agreement, dated as of May 12, 2025, between the Company and Parent (the “Confidentiality Agreement”).
Section 5.4    Non-Solicitation by the Company.
(a)    Except as permitted by this Section 5.4, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, the Company shall not, and the Company shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and their other Representatives not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, knowingly induce or knowingly facilitate (including by way of furnishing non-public information relating to the Company or its Subsidiaries in furtherance thereof) any proposal or offer or any inquiries regarding or the making or submission of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries or afford access to the business, properties, books or records of the Company or any of its Subsidiaries, to any person (other than any Parent Party or its respective directors, officers, employees, Subsidiaries or other Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in or otherwise knowingly facilitate any discussions or negotiations with a person (other than any Parent Party or its respective directors, officers, employees, Subsidiaries or other Representatives) with respect to an Acquisition Proposal, (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement (whether binding or not) providing for an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement (other than a confidentiality agreement in accordance with this Section 5.4(a)), (vi) unless the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, (x) amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that, notwithstanding anything to the contrary in this Section 5.4(a), the Company may waive or fail to enforce any provision of such standstill or similar agreement of any person solely to permit such person to make and pursue an Acquisition Proposal on a confidential basis or otherwise privately communicate with the Board of Directors of the Company if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, or (y) take any action to make the provisions of Section 11.2 of the Company Charter inapplicable to any Acquisition Proposal or Acquisition Transaction or (vii) resolve or agree to do any of the foregoing. Notwithstanding the foregoing, the Company or any of its Representatives may, in response to an unsolicited inquiry or proposal from a third party, solely seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Superior Offer. Notwithstanding the first sentence of this Section 5.4(a), prior to obtaining the Company Stockholder Approval, the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or other Representative, may (x) furnish non-public information regarding the Company or any of its Subsidiaries to, and afford access to the business, properties, assets, books or records of the Company and any of its Subsidiaries to, any person and (y) engage in any of the activities prohibited by Section 5.4(a)(iii), in each case, in response to an unsolicited written Acquisition Proposal if the Board of Directors of the Company, prior to taking any such particular action, determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer if (1) such Acquisition Proposal was received after the date of this Agreement and did not result from a material breach by the Company of this Section 5.4(a), (2) the Company provides to Parent the notice required by Section 5.4(b) with respect to such Acquisition Proposal, and (3) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person with provisions (other than standstill provisions) that are no less favorable to the Company than those contained in the Confidentiality Agreement, a copy of which shall be promptly provided to Parent for informational purposes only (it being agreed that such confidentiality agreement between the Company and such person shall permit such person to make any Acquisition Proposal to the Board of Directors of the Company), and to the extent non-public information that has not been made available to Parent is made available to the maker of the Acquisition Proposal, provide or make available such non-public information to Parent substantially concurrent with the time that it is provided to such other person. Nothing in this Section 5.4 shall prohibit the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or other Representative, from (1) informing any person that the Company is party to this Agreement and informing such person of the restrictions that are set forth in this Section 5.4, or (2) disclosing the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), (x) the Company shall in good faith determine, after consultation with the Company’s outside legal counsel, that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, and (y) the Company complies with the obligations set forth in the proviso in Section 5.4(g).
(b)    The Company shall promptly, and in no event later than 24 hours after a director or senior executive officer of the Company receives any Acquisition Proposal, advise Parent (orally and in writing) of such Acquisition Proposal (including providing the identity of the person making or submitting such Acquisition Proposal and, (x) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof), in each case including any modifications thereto. The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than 24 hours following any such change).
(c)    Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors and shall use its reasonable best efforts to cause its other Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or other Representatives and any person (other than any Parent Party or its respective officers, directors, employees or other Representatives) that relate to any Acquisition Proposal. Promptly following the date of this Agreement, the Company shall request that each person that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such person or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such person that contains, reflects or analyzes that information), in accordance with the terms of such confidentiality agreements. The Company shall use its reasonable best efforts to secure all certifications of such return or destruction as promptly as practicable.
(d)    Except as otherwise provided in Section 5.4(e) and Section 5.4(f), neither the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw, amend, change, qualify or modify, or publicly propose to withhold, withdraw, amend, change, qualify or modify, the Company Recommendation in a manner adverse to Parent, including by failing to include the Company Recommendation in the Proxy Statement/Prospectus; (ii) approve, adopt, endorse or recommend, or publicly propose to approve, adopt, endorse or recommend, any Acquisition Proposal; (iii) fail to reaffirm the Company Recommendation within ten business days of a request therefor by Parent following the date on which any Acquisition Proposal or material modification thereto is received by the Company or is published, sent or communicated to the Company’s stockholders; provided that if the Company Stockholders’ Meeting is scheduled to be held within three business days of such request, within one business day after such request and, in any event, prior to the date of the Company Stockholders’ Meeting (provided, that Parent may not make any such request on more than two occasions with respect to each Acquisition Proposal, not including any substantive revision, amendment, update or supplement to such Acquisition Proposal); (iv) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender offer or exchange offer and affirms the Company Recommendation; provided that if the Company Stockholders’ Meeting is scheduled to be held within five business days of the commencement of such tender offer or exchange offer, within three business days after such commencement and, in any event, prior to the date of the Company Stockholders’ Meeting or (v) approve any transaction under, or any third party becoming, an “interested stockholder” under the Company Charter (or similar concepts under any applicable Takeover Law) (any action described in this Section 5.4(d), a “Change of Recommendation”). No Change of Recommendation, whether or not in accordance with Section 5.4(e) or Section 5.4(f), shall change the approval of this Agreement for purposes of Section 251 of the DGCL, and no Change of Recommendation shall have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated by this Agreement (including the Mergers). Any determination or action by the Board of Directors or any committee thereof to the extent permitted by this Section 5.4 shall not be, and shall not be deemed to be, in and of itself a breach or violation of this Section 5.4 and shall not, unless a Change of Recommendation has occurred, give Parent a right to terminate this Agreement pursuant to Section 7.1(h)(i).
(e)    Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, be permitted to not make the Company Recommendation, or to make a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(f), if (and only if): (i) (A) an unsolicited written Acquisition Proposal (that did not result from a material breach of Section 5.4(a) by the Company) is made by a third party after the date hereof, and such Acquisition Proposal is not withdrawn, (B) the Company’s Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer and (C) following consultation with outside legal counsel, the Board of Directors of the Company determines that the failure to make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(f) would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties to the Company’s stockholders under applicable Law; and (ii) (A) the Company provides Parent four business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Offer that is specified in Section 5.4(b), (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Offer or taking any action pursuant to Section 7.1(f) with respect to a Superior Offer, the Company shall negotiate in good faith with Parent during such four business day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, such that the Acquisition Proposal ceases to constitute a Superior Offer, and (C) the Board of Directors of the Company shall have considered in good faith any changes to the terms of this Agreement proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company Parties, and following such four business day period, shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the Acquisition Proposal would continue to constitute a Superior Offer if such changes of this Agreement proposed in writing by Parent were to be given effect; provided that, in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.4(e), except that references in this Section 5.4(e) to “four business days” shall be deemed to be references to “two business days” and such two business day period shall expire at 11:59 p.m. (Eastern time) on the second business day immediately following the day on which the Company delivers a written notice to Parent pursuant to this proviso.
(f)    Other than in connection with a Superior Offer (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), nothing in this Agreement shall require that the Company make the Company Recommendation, or prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation, in each case, in response to an Intervening Event to the extent that (i) the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Law, and (ii) (A) the Company provides Parent four business days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor, (B) after providing such notice and prior to making such Change of Recommendation, the Company shall negotiate in good faith with Parent during such four business day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would obviate the need for the Board of Directors to make a Change of Recommendation pursuant to this Section 5.4(f), and (C) the Board of Directors of the Company shall have considered in good faith any changes to the terms of this Agreement proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company Parties, and following such four business day period, shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to effect a Change of Recommendation with respect to an Intervening Event would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Law.
(g)    Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its equityholders a position contemplated by Rule 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Board of Directors of the Company.
(h)    As used in this Agreement:
(i)    “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer or proposal by any Parent Party or its respective Subsidiaries) relating to any Acquisition Transaction;
(ii)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than any Parent Party or its respective Subsidiaries, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of the Company and its Subsidiaries equal to 25% or more of the Company’s consolidated assets (based on their fair market value thereof) or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable, and (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) 25% or more of any class of equity securities of the Company entitled to vote with respect to the adoption of this Agreement; and
(iii)    “Intervening Event” means a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) to or by the Company’s Board of Directors as of the date of this Agreement, which event, fact, circumstance, development, occurrence or material consequences becomes known to or by the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided, however, that (A) in no event shall the receipt, existence, potential for or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (B) to the extent that the Intervening Event shall relate to an event, change, effect, development or occurrence involving Parent or any of its Subsidiaries, then such event, change, effect, development or occurrence shall not constitute an Intervening Event if such event, change, effect, development or occurrence is: (i) generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, unless such event, change, effect, development or occurrence disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; or (ii) resulting from or arising out of (a) any changes or developments in the industries in which Parent or any of its Subsidiaries conducts its business, (b) any changes or developments in prices for oil, natural gas or other commodities, (c) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (d) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (e) any failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in an Intervening Event), or (f) any changes in the unit price or trading volume of the Common Units or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in an Intervening Event), except, in each case with respect to clauses (a), (b) and (d), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; and
(iv)    “Superior Offer” means a written Acquisition Proposal in respect of an Acquisition Transaction (but substituting “50%” for all references to “25%” in the definition of such term), on terms that the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, are more favorable to the Company’s stockholders from a financial point of view than the Mergers and the transactions contemplated by this Agreement (taking into account at the time of determination any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing, after taking into account such factors deemed relevant by the Board of Directors of the Company, including the form of consideration, timing, likelihood of consummation, required approvals, conditions to consummation, and other factors that the Board of Directors may consider in the exercise of its fiduciary duties).
Section 5.5    Filings; Other Actions.
(a)    As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, which will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Mergers and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Common Units in the Mergers, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other Party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Common Units issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.
(b)    The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider the adoption of this Agreement (the “Stockholders’ Meeting”). The Company will, except in the case of a Change of Recommendation, (1) through its Board of Directors, recommend that its stockholders adopt this Agreement and (2) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. In the case of a Change of Recommendation, the Company will continue to accept proxies from its stockholders, whether for or against the adoption of this Agreement. For the avoidance of doubt, unless this Agreement has been terminated pursuant to the terms hereof, no Change of Recommendation shall be deemed to relieve the Company of its obligations set forth in this Section 5.5, other than the Company’s obligation set forth in the second sentence of this Section 5.5(b).
(c)    Notwithstanding anything in this Agreement to the contrary, the Company may, in consultation with Parent, postpone or adjourn the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting and (iv) if the Company has delivered any notice contemplated by Section 5.4(e) or Section 5.4(f) and the time periods contemplated by the Section under which such notice has been delivered have not expired.
Section 5.6    Equity-Based Awards.

(a)    Treatment of Company RSUs and Company PSUs for Continuing Employees. At the Effective Time, each outstanding award of restricted stock units subject only to time-based vesting conditions (“Company RSUs”) and each outstanding award of restricted stock units subject to both time-based vesting and performance-based vesting conditions, (“Company PSUs”), in each case, granted pursuant to the LTIP and held by Continuing Employees shall be assumed by Parent and converted into a restricted unit award with respect to Common Units (each, an “Assumed RSU Award”). At the Effective Time, each Assumed RSU Award shall (i) relate to a number of whole Common Units (rounded to the nearest whole unit) equal to (x) the total number of shares of Company Class A Common Stock underlying such award of Company RSUs or Company PSUs, multiplied by (y) the Common Unit Election Consideration, (ii) with respect to any Company PSUs with performance periods that had not ended prior to the Effective Time, be deemed to be earned at the greater of (x) the target level of performance and (y) the greater of the actual level of performance through (1) the day that is five business days following the execution of this Agreement, and (2) the Effective Time, (iii) otherwise be subject to substantially the same terms and conditions (including as to time-based vesting, settlement and forfeiture events, and dividend equivalent rights, but excluding, for the avoidance of doubt, any performance-based vesting conditions) as were applicable to the corresponding Company RSU or Company PSU, as applicable, immediately prior to the Effective Time, except as to terms rendered inoperative by reason of the transactions contemplated by this Agreement, or any such immaterial administrative or ministerial changes as the Board of Directors of Parent may determine in good faith are appropriate to effectuate the administration of the Assumed RSU Award; provided, however, that, notwithstanding anything to the contrary in the LTIP, in the event of a termination of the employment of the holder of any Assumed RSU Award on or within a twelve (12) month period following the Closing Date without Cause (as defined under the LTIP) or as a result of the holder’s death or Disability (as defined under the LTIP), any unvested Assumed RSU Award shall immediately vest in full. If applicable, each Assumed RSU Award will include a right to receive payment of any cash amounts with respect to accrued but unpaid distribution equivalent rights that were associated with the prior Company RSU or Company PSU, as applicable, as of the Effective Time in accordance with and subject to the same vesting, forfeiture, payment timing and other provisions as applied to the corresponding Company RSU or Company PSU, as applicable.
(b)    Treatment of Company RSUs and Company PSUs for Non-Continuing Employees. At the Effective Time, each Company RSU and Company PSU held by any individual who, as of immediately prior to the Effective Time, is an employee or individual service provider (excluding any director of the Company) of the Company or any of its Subsidiaries and who does not continue to be employed or engaged by the Surviving Corporation or any of its Subsidiaries from and after the Effective Time (each a “Non-Continuing Employee”), whether vested or unvested, shall automatically by virtue of the occurrence of the Mergers and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of Company Class A Common Stock underlying such award of Company RSUs or Company PSUs (assuming that any performance-based vesting conditions applicable to Company PSUs were achieved at the greater of (x) the target level of performance and (y) the greater of the actual level of performance through (1) the day that is five business days following the execution of this Agreement, and (2) the Effective Time), multiplied by (y) the Cash Election Consideration, plus an additional amount in cash equal to any accrued but unpaid cash-based dividend equivalents. Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the Non-Continuing Employees who, at the Effective Time, are holders of Company RSUs and/or Company PSUs, the cash payments described in Section 5.6(b) through the payroll of the Surviving Corporation (or the relevant employer subsidiary) at or as promptly as reasonably practicable following the Effective Time.
(c)    Treatment of Company RSUs for Non-Employee Directors. At the Effective Time, each Company RSU held by a non-employee member of the Board of Directors of the Company shall automatically by virtue of the occurrence of the Mergers and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of Company Class A Common Stock underlying such award of Company RSUs, multiplied by (y) the Cash Election Consideration. Parent shall, or shall cause the Surviving Corporation to, issue a check for such payment to each holder of such Company RSUs, which checks shall be sent by courier to such holders as promptly as reasonably practicable following the Effective Time.
(d)    Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the LTIP) shall take all actions necessary (including, for the avoidance of doubt, adopting any necessary amendments or obtaining any required consents) to effectuate the treatment of this Section 5.6.
(e)    Parent shall take all actions that are necessary for the treatment of Company RSUs and Company PSUs pursuant to Section 5.6(b), including the reservation of a sufficient number of Common Units for delivery upon issuance of the Assumed RSU Awards in accordance therewith. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8, or a post-effective amendment to a registration statement on Form S-8 previously filed under the Securities Act, with respect to the Common Units subject to Assumed RSU Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed RSU Awards remain outstanding.
Section 5.7    Employee Matters.
(a)    Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof (or, if sooner, through the date that the applicable Continuing Employee is no longer employed by the Surviving Corporation or any of its Subsidiaries), to provide to each of the individuals employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”) (i) annual base salary or hourly wage rate, as applicable, and target short-term cash incentive compensation opportunities, in each case, that are no less favorable than as provided to the Continuing Employee immediately before the Effective Time, and (ii) employee benefits (excluding any compensation items that are separately set forth within this Agreement or an applicable Company Disclosure Schedule) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries. Parent shall provide, or shall cause the Surviving Corporation or its applicable Subsidiary to provide, each Continuing Employee whose employment is involuntarily terminated without Cause (as defined under the LTIP) during the 12 month period following the Effective

Time and each Non-Continuing Employee, in each case, with the applicable severance benefits set forth on (a) of the Company Disclosure Schedule.
(b)    With respect to benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, Parent shall ensure that each Continuing Employee’s years of service with the Company or any of its Subsidiaries and any predecessor entities, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
(c)    For all Continuing Employees and Non-Continuing Employees who are not participants in the Company’s Executive Change in Control Severance Plan, if the Closing Date occurs in calendar year 2025, then Parent shall ensure, or shall cause its Subsidiaries (including the Surviving Corporation) to ensure, that each Continuing Employee and Non-Continuing Employee who, as of immediately prior to the Effective Time, is eligible to receive an annual bonus in respect of calendar year 2025 under the applicable bonus arrangements of the Company as approved by its Compensation Committee, receives a 2025 annual bonus in an amount calculated on the basis of (i) the greater of target level or actual attainment of the objective Company performance metrics as set forth in such plan, measured through the Effective Time, and (ii) target level attainment of any individualized or subjective performance factors as set forth in such bonus plan.
(d)    Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation), to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar out-of-pocket requirements and expenses incurred by each Continuing Employee (and his or her eligible dependents) during the portion of the plan year of any Company Benefit Plan ending on the date such Continuing Employee’s participation in the comparable welfare benefit plans of Parent and its Subsidiaries commences for purposes of satisfying such year’s deductible, co-payment and other out-of-pocket limitations under such welfare benefit plans of Parent and its Subsidiaries.
(e)    If requested by Parent in writing at least ten days prior to the Closing Date, subject to the terms of any such Company Benefit Plan and applicable Law, the Company shall both (i) terminate any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “Company 401(k) Plan”), including through any required withdrawal, spin-off and termination of such Company 401(k) Plan with the sponsoring entity thereof, and (ii) fully vest each Continuing Employee in his or her account balance in such Company 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the Company shall provide Parent with executed resolutions of the Company’s or, as applicable, its Subsidiary’s Board of Directors authorizing such termination and amending any such Company 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. In the event that the Company 401(k) Plan is terminated as set forth in this Section 5.7(e), as soon as administratively practicable (and in no event later than 30 days) following the Closing Date, Parent shall use its reasonable best efforts to take any and all actions as may be reasonably required to (1) cause a defined contribution plan of Parent or any of its Subsidiaries that is intended to be qualified under Section 401(a) of the Code (each, a “Parent 401(k) Plan”) to accept any “direct rollover” contributions of the account balances of each Continuing Employee under the Company 401(k) Plan, including any participant loans, if such direct rollover is elected in accordance with applicable Law by such Continuing Employee, and (2) cause each applicable Continuing Employee to become a participant in the applicable Parent 401(k) Plan (giving effect to the service crediting provisions of Section 5.7(b)).
(f)    Nothing in this Section 5.7 shall be construed as an amendment of, or undertaking to amend, any Company Benefit Plan or to prevent the amendment or termination of any Company Benefit Plan in accordance with its terms. Nothing in this Section 5.7 shall limit the right of any Company Party, Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Continuing Employee at any time. Without limiting the generality of Section 8.13, the provisions of this Section 5.7 are solely for the benefit of the Parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor of the Company or any of its Subsidiaries or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement (including any benefit plan of the Parent Parties or their Subsidiaries) for any purpose.
Section 5.8    Regulatory Approvals; Efforts.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and shall cause its Subsidiaries to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, expirations of waiting periods, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations, notifications and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, in each case as promptly as reasonably practicable, (ii) obtaining all necessary consents, expirations or terminations of waiting periods, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as reasonably practicable, and (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Mergers or any of the transactions contemplated by this Agreement, each of the Company Parties and the Parent Parties shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and the Parent Parties shall (i) as promptly as practicable (and in any event not more than fifteen business days) after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of applicable Regulatory Laws, and (D) making available to the other Party such information as the other Party may reasonably request in order to respond to information requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other substantive communications, filings or correspondence (or memoranda setting forth the substance thereof) between the Company or the Parent Parties, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. Prior to transmitting any substantive material to any Governmental Entity (or members of their respective staffs), the Company and the Parent Parties shall permit counsel for the other Parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Parties in connection with, any proposed written communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law. Each of the Company and the Parent Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance to the extent reasonably practicable and, to the extent not prohibited by such Governmental Entity or by Law, gives the other Parties the opportunity to attend and participate where appropriate and advisable under the circumstances.
(c)    The Parent Parties agree to use reasonable best efforts to take, or cause to be taken (including by their Subsidiaries), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur no later than the End Date, provided that the Parent Parties’ obligation to use reasonable best efforts under this Section 5.8 shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Company (or any of its Subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company or its Subsidiaries and (iii) otherwise taking or committing to take any action that after the Closing would limit the Parent Parties’ freedom of action with respect to, or their ability to retain or hold, one or more of the Company’s or its Subsidiaries’ businesses, assets, equity interests, product lines or properties, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations or to avoid the commencement of any action to prohibit the Mergers, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Mergers or delay the Closing beyond the End Date, in the case of any of the foregoing clauses (i) through (iii), that would not be reasonably expected to, either individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries, taken as a whole, provided, however, that for this purpose, Parent, the Company and their respective Subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement.
(d)    Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.8 shall limit a Party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such Party has, prior to such termination, complied in all respects with its obligations under this Agreement, including this Section 5.8.
(e)    As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Robinson-Patman Act, as amended, the Communications Act of 1934, as amended, the HSR Act, the Federal Trade Commission Act, and other regulatory laws and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, price discrimination or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.
Section 5.9    Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Mergers or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. From the date hereof until the Closing, without the prior written consent of the Company, except as expressly contemplated by this Agreement, Parent shall not, and shall cause its controlled affiliates not to, acquire, offer to acquire, agree to acquire, by purchase or otherwise, or provide financing for the acquisition of, any Company Class A Common Stock (including any rights, options or other derivative securities or contracts or instruments that derives its value from (in whole or in part, or by reference to) such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)).
Section 5.10    Public Announcements. The initial press release relating to this Agreement shall be a joint press release. Thereafter, each Party shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, all public communications, press releases or public statements with respect to the Mergers or the other transactions contemplated by this Agreement; provided, that the Company shall accept all reasonable comments received from Parent on such public communications, press releases or public statements with respect to the Mergers or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, (a) without prior consultation, each Party may disseminate the information included in a press release or other document previously approved for external distribution by the other Parties and unmodified from the version so approved, and the restrictions set forth in this Section 5.10 shall not apply in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated hereby, (b) each Party may disclose information regarding this Agreement and the transactions contemplated hereby if such disclosure is required by applicable Law or any listing agreement with or the rules of any securities exchange to which the disclosing party is subject and (c) no provision of this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees in a manner that does not require public disclosure thereof. The Company shall not be required by any provision of this Agreement to consult with or obtain any approval from Parent with respect to a public announcement or press release issued in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation, other than as set forth in and subject to compliance with Section 5.4.
Section 5.11    Indemnification and Insurance.
(a)    The Parent Parties agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former, directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement shall survive the Mergers and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.
(b)    Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before, at or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.
(c)    For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company in its sole discretion elects, then the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.11(c), except that Parent shall cause the Surviving Corporation to maintain such policy in full force and effect and continue to honor its obligations thereunder.

(d)    Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.
(e)    The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.
(f)    If Parent or the Surviving Corporation or any of their respective successors or assigns transfers or conveys all or substantially all of its assets to any other person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 5.11.
(g)    The obligations of Parent and the Surviving Corporation under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, and (ii) this Section 5.11 shall survive consummation of the Mergers and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.
Section 5.12    Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give the Parent Parties or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and the Parent Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.13    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) and acquisitions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or who, as a result of their relationship with Parent as of or following the Effective Time, will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.14    Intended Tax Treatment.
(a)    The Parties to this Agreement agree to file all U.S. federal (and, to the extent applicable, state and local) income Tax Returns in a manner consistent with the Intended Tax Treatment; provided, that, if, pursuant to a “determination” (within the meaning of Section 1313(a)

of the Code), the OpCo Merger is deemed to be treated as an “assets-over” partnership merger transaction under Treasury Regulations Section 1.708-1(c)(1) and 1.708-1(c)(3)(i), any Company OpCo Stapled Units exchanged for cash will be treated as the sale of a partnership interest consistent with Treasury Regulations Section 1.708-1(c)(4). Each of Parent and the Company shall (and shall cause each of their respective Subsidiaries and affiliates to) reasonably cooperate with one another and their respective Tax advisors and use reasonable best efforts in connection with the issuance to Parent or the Company of the Closing Tax Opinions and any Tax opinion required to be delivered in connection with the Proxy Statement/Prospectus or Form S-4, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Company or Parent, as applicable) containing such representations as shall be reasonably necessary or appropriate to enable such counsel to render any such Tax opinion. If any Tax opinion is required to be delivered in connection with the Proxy Statement/Prospectus or Form S-4 as it relates to the qualification of the Mergers for the Intended Tax Treatment, such Tax opinion shall be delivered by Gibson, Dunn & Crutcher LLP.
(b)    Each of Parent and the Company will (and will cause each of its respective Subsidiaries and affiliates to) use its reasonable best efforts to cause the Mergers to properly be treated, and will not take or knowingly fail to take (and will cause each of its respective Subsidiaries and affiliates not to take or knowingly fail to take) any actions (whether or not otherwise permitted under this Agreement) that would reasonably be expected to prevent or impede the Mergers from being properly treated, in accordance with the Intended Tax Treatment. Each of Parent and the Company shall notify the other Party promptly after becoming aware of any fact or circumstance that could reasonably be expected to (i) cause the Mergers to fail to qualify for the Intended Tax Treatment or (ii) prevent or impede the receipt of any of the Closing Tax Opinions.
Section 5.15    NYSE Listing. Parent shall use reasonable best efforts to cause the Common Units to be issued in the Mergers and such other Common Units to be reserved for issuance in connection with the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.
Section 5.16    Financing Assistance.
(a)    Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide such reasonable cooperation in connection with any financing by Parent or any of its Subsidiaries in connection with the Mergers or otherwise, in each case as may be reasonably requested by the Parent Parties or their Representatives.
(b)    Notwithstanding anything in this Section 5.16 to the contrary, in fulfilling its obligations pursuant to this Section 5.16, (i) none of the Company, its Subsidiaries or its or their respective Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (iii) except as expressly set forth in Section 5.17, nothing in this Agreement shall require the Company and its Subsidiaries to cause the delivery of (A) any legal opinions or any representation or reliance letters, (B) any solvency certificates, (C) any pro forma financials or (D) any other financial information in form or substance not customarily prepared by the Company with respect to any financial period, (iv) neither the Company nor any of its Subsidiaries shall be required to execute or enter into or perform any agreement with respect to any financing by Parent that is not contingent on the Closing or that would be effective prior to the Closing, and (v) persons who are on the board of directors or the board of managers (or similar governing body) of the Company or any of its Subsidiaries prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of any such financing, in each case, that are not contingent on the Closing or that would be effective prior to the Closing. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket fees and expenses of counsel) suffered or incurred by the Company or any of its Subsidiaries in connection with such cooperation and any information utilized in connection therewith. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing and any information (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives for use in connection with any financing) utilized in connection therewith (other than to the extent such losses or damages arise from the bad faith, gross negligence or willful misconduct of the Company, its Subsidiaries, or any of their respective affiliates). Nothing in this Agreement shall require any cooperation to the extent that it would require providing access to or disclosing information reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege of the Company or any of its Subsidiaries.
(c)    Notwithstanding anything to the contrary herein, the condition set forth in Section 6.3(b) as it applies to the Company’s obligations under this Section 5.16 shall be deemed satisfied unless (i) the Company has failed to satisfy its obligations under Section 5.16 in any material respect, (ii) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing Date to afford the Company with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of Parent’s failure to receive the proceeds of the related financing.
Section 5.17    Indebtedness Matters. The Company shall use commercially reasonable efforts to (i) take all actions reasonably desirable to permit the discharge in full as of the Closing of the Credit Agreement, including obtaining customary payoff letters, lien terminations, releases of guaranties and other instruments of discharge to evidence that all such indebtedness shall have been paid in full, all commitments to lend terminated and all liens securing such indebtedness encumbering any of the Company’s or any of its Subsidiaries’ assets shall have been released, together with duly executed recordable releases and terminations with respect to any and all such liens and (ii) cause its legal counsel to provide all reasonable and customary legal opinions required by that certain Indenture, dated as of March 25, 2025, among Company OpCo, the guarantors party thereto and Computershare Trust Company, N.A., as trustee, solely to the extent required to consummate the Mergers. Without limiting the foregoing, the Company and Parent shall (at Parent’s sole expense) reasonably cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under the Credit Agreement in connection with the Mergers.

Section 5.18    Obligations of Parent. Parent shall take all action necessary to cause the other Parent Parties to perform their respective obligations under this Agreement.
Section 5.19    Dividends.
(a)    For record dates occurring after September 30, 2025 and until the Effective Time, the Company shall use commercially reasonable efforts to have the same record dates and payment dates for dividends on shares of Company Class A Common Stock and corresponding cash distributions by Company OpCo on the Company OpCo Units as Parent’s record dates and payment dates for distributions in respect of Common Units, it being the agreement of the Parties that (notwithstanding anything to the contrary in Section 5.1(b)(C)) holders of shares of Company Class A Common Stock and Company OpCo Units shall not receive, for any quarter, dividends both in respect of shares of Company Class A Common Stock and corresponding cash distributions by Company OpCo on the Company OpCo Units and also distributions in respect of Common Units that they receive in exchange therefor in the Mergers, but that they shall receive for any such quarter either: (a) only dividends in respect of shares of Company Class A Common Stock and distributions in respect of Company OpCo Units or (b) only distributions in respect of Common Units that they receive in exchange therefor in the Mergers.
(b)    If the Company and Company OpCo have declared and set a record date for a dividend or distribution permitted by this Agreement, and the Effective Time occurs after the record date for such dividend or distribution and prior to the payment date for such dividend or distribution, then (i) the Company and Company OpCo shall deposit the funds necessary to pay such dividend or distribution with the Exchange Agent prior to the Effective Time and (ii) Parent shall cause the Surviving Corporation or the OpCo Surviving Company to pay such dividend or distribution following the Closing on the scheduled payment date for such dividend or distribution.
ARTICLE VI.

CONDITIONS TO THE MERGERS
Section 6.1    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)    The Company Stockholder Approval shall have been obtained.
(b)    No injunction, order or decree by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, no Law shall have been adopted or be effective, and no agreement with any Governmental Entity shall be in effect, in each case that prohibits or prevents the consummation of the Mergers or the other transactions contemplated by this Agreement.
(c)    Any waiting periods (and extensions thereof) applicable to the Mergers or the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(d)    The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.
Section 6.2    Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)    The representations and warranties of the Parent Parties set forth in (i) this Agreement (other than in Section 4.1(a)(i), Section 4.2(a), Section 4.2(b), Section 4.2(h), Section 4.3(a), Section 4.3(c)(ii)(x), Section 4.9(b) and Section 4.14) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.2(a) and Section 4.2(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 4.1(a)(i), Section 4.2(h), Section 4.3(a), Section 4.3(c)(ii)(x), Section 4.9(b) and Section 4.14 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.
(b)    Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c)    Since the date of this Agreement, there shall not have occurred, individually or in the aggregate, a Parent Material Adverse Effect.
(d)    Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of Parent GP, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
(e)    The Common Units to be issued in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.
(f)    Parent shall have received a written opinion from Vinson & Elkins L.L.P. (or, if Vinson & Elkins L.L.P. is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to Parent), on the basis of the assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, and upon which the Company and its counsel shall expressly be entitled to rely, to the effect that: (i) for U.S. federal income tax purposes, Parent should not be treated as an investment company for purposes of Section 721(b) of the Code, (ii) for U.S. federal income tax purposes, at least 90%

of the gross income of Parent for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code and (iii) Parent is treated as a partnership for U.S. federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code) (such opinion, the “Parent Closing Tax Opinion”). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Parties, the Company Parties or others reasonably requested by such counsel and such other information, assumptions, representations, warranties and covenants as such counsel reasonably deems relevant.
(g)    The Company shall have received a written opinion from Gibson, Dunn & Crutcher LLP (or, if Gibson, Dunn & Crutcher LLP is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to the Company), on the basis of assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes, the exchange of (i) Company OpCo Stapled Units for Common Units pursuant to the Mergers and (ii) Company Class A Common Stock for Common Units pursuant to the Mergers, in each case, should qualify as part of an exchange to which Section 721(a) of the Code applies (such opinion, the “Company Closing Tax Opinion” and, together with the Parent Closing Tax Opinion, the “Closing Tax Opinions”), provided that, this condition shall not apply with respect to any exchange with respect to Dissenting Stapled Units or Dissenting Shares. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Parties, the Company Parties or others reasonably requested by such counsel, the Parent Closing Tax Opinion and such other information, assumptions, representations, warranties and covenants as such counsel reasonably deems relevant.
Section 6.3    Conditions to Obligation of the Parent Parties to Effect the Mergers. The obligation of the Parent Parties to effect the Mergers is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)    The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.1(a)(i), Section 3.2(a), Section 3.2(b), Section 3.3(a), Section 3.3(c)(ii)(x), Section 3.3(d), Section 3.10(b), Section 3.23 and Section 3.24) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.2(a) and Section 3.2(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Section 3.1(a)(i), Section 3.3(a), Section 3.3(c)(ii)(x), Section 3.10(b), Section 3.23 and Section 3.24 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) Section 3.3(d) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.
(b)    The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c)    Since the date of this Agreement, there shall not have occurred, individually or in the aggregate, a Company Material Adverse Effect.
(d)    The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.
(e)    The TRA Amendment shall be in full force and effect.
Section 6.4    Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s willful or intentional breach of any provision of this Agreement.
ARTICLE VII.

TERMINATION
Section 7.1    Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided in Section 7.1(f) or Section 7.1(h)):
(a)    by the mutual written consent of the Company and Parent;
(b)    by either the Company or Parent, if the Mergers shall not have been consummated on or prior to February 6, 2026 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either Parent or the Company by written notice to the other Parties to May 6, 2026, which date shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;
(c)    by either the Company or Parent, if an injunction or other Law shall have been entered, enacted or become effective permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers and such injunction or other Law has shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was due to the failure of such Party to perform any of its obligations under this Agreement;
(d)    by either the Company or Parent, if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded, at which a vote upon the adoption of this Agreement was taken, and the Company Stockholder Approval shall not have been obtained;
(e)    by the Company, if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, such Parent Party does not cure such breach or failure within 30 days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein that would give Parent the right to terminate this Agreement under Section 7.1(g));
(f)    by the Company, prior to the receipt of the Company Stockholder Approval and if the Company has complied in all material respects with its obligations under Section 5.4, in order to enter into a definitive agreement with respect to a Superior Offer; provided that the Company shall have tendered payment to Parent of the Breakup Fee pursuant to Section 7.3(a);
(g)    by Parent, if any Company Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, such Company Party does not cure such breach or failure within 30 days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein that would give the Company the right to terminate this Agreement under Section 7.1(e)); and
(h)    by Parent, prior to the receipt of the Company Stockholder Approval (i) in the event of a Change of Recommendation, whether or not permitted by Section 5.4, or (ii) if there shall have been a willful or intentional breach by the Company of its obligations under Section 5.4.
Section 7.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the last two sentences of Section 5.3(a) and the provisions of Section 5.3(b), this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company Parties or Parent Parties to the other except as provided in Section 7.3 and, subject to Section 7.3(h), liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3    Breakup Fee; Expenses.
(a)    If this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent the Breakup Fee by wire transfer of same day federal funds to the account specified by Parent contemporaneously with the termination of this Agreement; provided, however, that if Parent fails or refuses to specify such account by the time this Agreement otherwise could have been terminated pursuant to Section 5.4 and Section 7.1(f), the Company shall pay the Breakup Fee promptly following the time Parent so specifies such account.
(b)    If this Agreement is terminated by Parent pursuant to Section 7.1(h), then the Company shall pay to Parent, within three business days after the later of the date of termination and the date that Parent specifies the applicable account, the Breakup Fee by wire transfer of same day federal funds to the account specified by Parent.
(c)    If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and Parent Expenses are not otherwise payable under Section 7.3(d), then the Company shall pay to Parent, within three business days after the later of the date of termination and the date that Parent specifies the applicable account, the Parent Expenses by wire transfer of same day federal funds to the account specified by Parent.
(d)    If (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d) and after the date of this Agreement and prior to the Company Stockholders’ Meeting, any person (other than any Parent Party or any of their respective Subsidiaries) shall have made an Acquisition Proposal, which shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Board of Directors of the Company and not have been withdrawn at least five business days prior to the Company Stockholders’ Meeting, then the Company shall pay to Parent the Parent Expenses, by wire transfer of same day federal funds to the account specified by Parent within three business days following the termination, and (ii) if within twelve months after such termination of this Agreement the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Breakup Fee, minus the Parent Expenses previously paid or reimbursed by the Company, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction; provided, however, that, in the case of either of the foregoing clause (i) or clause (ii), if Parent fails or refuses to specify such account by the time the Parent Expenses or the Breakup Fee, as applicable, is to be paid by the Company pursuant to this Section 7.3(d), the Company shall pay the Parent Expenses or the Breakup Fee, as applicable, promptly following the time Parent so specifies such account.
(e)    If this Agreement is terminated by Parent pursuant to Section 7.1(g), so long as the breach giving rise to the right to terminate this Agreement pursuant to Section 7.1(g) was the Company’s failure to call and hold a Stockholders’ Meeting in violation of its obligations under Section 5.5(b) prior to such termination, and an Acquisition Proposal shall have been made for the Company on or prior to the Termination Date, whether or not publicly announced or publicly disclosed, then (i) the Company shall pay to Parent the Parent Expenses, by wire transfer of same day federal funds to the account specified by Parent within three business days following the termination, and (ii) if within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Breakup Fee less any Parent Expenses previously paid or reimbursed by the Company, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction; provided, however, that, in the case of either of the foregoing clause (i) or clause (ii), if Parent fails or refuses to specify such account by the time the Parent Expenses or the Breakup Fee, as applicable, is to be paid by the Company pursuant to this Section 7.3(e), the Company shall pay the Parent Expenses or the Breakup Fee, as applicable, promptly following the time Parent so specifies such account.
(f)    Solely for purposes of this Section 7.3, “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4, except that all references to 25% shall be changed to 50%.
(g)    As used in this Agreement, “Parent Expenses” means the documented out-of-pocket expenses incurred and paid by or on behalf of the Parent Parties in connection with the Mergers and the other transactions contemplated by this Agreement, including any documented commitment, underwriting, extension, ticking, structuring, fronting, duration, upfront fees or similar fees required to be paid in connection with arranging financing for the transactions contemplated by this Agreement; provided that in no event shall the Parent Expenses exceed $11,875,000.
(h)    As used in this Agreement, “Breakup Fee” means $57,000,000.
(i)    Upon payment of the Breakup Fee and/or the Parent Expenses, as applicable, to Parent pursuant to Section 7.3(a), Section 7.3(b), Section 7.3(c), Section 7.3(d) or Section 7.3(e), no Parties shall have any further liability with respect to this Agreement or the transactions contemplated hereby to any of Company Parties, the Parent Parties or their respective equityholders, as applicable; provided that nothing herein shall release any Party from liability arising out of or the result of fraud or a willful or intentional breach of this Agreement, including pursuant to Section 8.13. The Parties acknowledge and agree that in no event shall the Company be required to pay the Breakup Fee or Parent Expenses, as applicable, on more than one occasion. In addition, the Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are liquidated damages and not penalties, and that, without these agreements, neither Party would enter into this Agreement. Notwithstanding anything to the contrary contained in this Section 7.3, if Parent receives a Breakup Fee, then Parent will not be entitled to also receive a payment for the Parent Expenses and if the Breakup Fee is payable at such time as Parent has already received payment or concurrently receives payment in respect of the Parent Expenses, the amount of the Parent Expenses received by (or on behalf of) Parent shall be deducted from the Breakup Fee. If the Company fails to pay promptly the amounts due pursuant to this Section 7.3, the Company will also pay to Parent interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.
(j)    Each Party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with, fraud by the Company or a willful or intentional breach by the Company of its covenants or agreements hereunder), in the event that the Breakup Fee is paid to Parent in accordance with this Section 7.3, (i) the payment of the Breakup Fee (including, if any, the costs or expenses payable pursuant to Section 7.3(i)) shall be the sole and exclusive remedy of Parent, its Subsidiaries, unitholders, affiliates, officers, directors, employees and other Representatives against the Company or any of its Representatives or affiliates for, (ii) in no event will Parent or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of the Breakup Fee (including, if any, the costs or expenses payable pursuant to Section 7.3(i)) in accordance with this Section 7.3, neither the Company nor any of its affiliates or Representatives shall have any further liability or obligation to the Parent Parties relating to or arising out of this Agreement or the transactions contemplated hereby.
ARTICLE VIII.

MISCELLANEOUS
Section 8.1    No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
Section 8.2    Expenses. Except as set forth in Section 7.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that (a) fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus and Form S-4 (including applicable SEC filing fees) and (b) filing fees payable under the HSR Act shall be borne by Parent.
Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4    Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 8.5    Jurisdiction; Specific Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) in addition to any other remedy that may be available to it at law or in equity, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3, and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at law, all in accordance with the terms of this Section 8.5. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other Parties or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.
Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email by the Party to be notified, provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:
To the Parent Parties:
Western Midstream Partners, LP
9950 Woodloch Forest Drive, Suite 2800
The Woodlands, Texas 77380
Attention: Jonathan A. Greenberg, Christopher B. Dial
Email:    jonathan.greenberg@westernmidsream.com; chris.dial@westernmidstream.com with copies to:
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Lande A. Spottswood
Email: lspottswood@velaw.com

and

Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attention: D. Alex Robertson
Email: arobertson@velaw.com

To the Company Parties:
Aris Water Solutions, Inc.
9651 Katy Freeway, Suite 400
Houston, Texas 77024
Attention: Robert Hunt
Email: bobby.hunt@ariswater.com
with copies to:
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention: Tull R. Florey; Hillary H. Holmes
E-mail:  tflorey@gibsondunn.com;
    hholmes@gibsondunn.com
or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties; provided, however, that, by written notice to the Company, (a) each of OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub and Cash Merger Sub may assign any of its rights and delegate any of its obligations hereunder to a direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve any of Parent, OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub of any of its obligations hereunder and (b) Parent may assign any of its rights (but not assign any of its obligations) under this Agreement to one or more direct or indirect subsidiaries of Parent without the prior written consent of the Company; provided, however, that any such assignment shall not prevent or impede the receipt of the Closing Tax Opinions. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9    Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.10    Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Supports Agreements, the TRA Amendment and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties.
Section 8.11    Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company Parties and the Parent Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13    No Third-Party Beneficiaries. Each of the Parent Parties and the Company Parties agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, as applicable, in accordance with and subject to the terms of this Agreement, and (b) except for (i) the right of the holders of Company Class A Common Stock and Company OpCo Stapled Units to receive the Merger Consideration on the terms and conditions of this Agreement, (ii) the right of the Indemnified Parties to enforce the provisions of Section 5.11 but only from and after, and subject to the occurrence of, the Effective Time, and (iii) prior to the Effective Time, for the right of each of the Company Parties, on its own behalf and on behalf of and as agent for its stockholders or unitholders, to pursue specific performance as set forth in Section 8.5 or, if specific performance is not sought or granted as a remedy, damages (which shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include, among other things, the benefit of the bargain lost by the stockholders or unitholders of the Company Parties, taking into consideration relevant matters, including other combination opportunities, the time value of money and “lost premium”) as a result of fraud or a willful or intentional breach by the Parent Parties of any covenant, agreement or obligation contained in this Agreement, it being agreed that in no event shall any such stockholder or unitholder be entitled to enforce any of their rights, or any of the Parent Parties’ obligations, under this Agreement in the event of any such breach, but rather the Company Parties shall have the sole and exclusive right, to the fullest extent permitted by Law, to do so as agent for such stockholders and unitholders, this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
Section 8.14    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
Section 8.15    Definitions.
(a)    General Definitions. References in this Agreement to “Subsidiaries” of any person means any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such person or (ii) such person or any Subsidiary of such person is a general partner (or equivalent) on the date hereof. References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (A) with respect to the Parent Parties and their Subsidiaries, the actual knowledge, after reasonable investigation, of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (B) with respect to the Company Parties and their Subsidiaries, the actual knowledge, after reasonable investigation, of the individuals listed on

Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed. For the avoidance of doubt, Company OpCo, and any Subsidiary of Company OpCo, shall be considered a Subsidiary of the Company for purposes of this Agreement. As used in this Agreement, “made available” shall mean that such information, document or material was (i) included in the Company SEC Documents or the Parent SEC Documents, as applicable, and publicly available on the EDGAR database within 24 hours prior to the execution of this Agreement; (ii) made available for review by the Company within 24 hours prior to the execution of this Agreement in the virtual “data room” maintained in connection with this Agreement; or (iii) provided by a Party via email to the other Party within 24 hours prior to the execution of this Agreement.
(b)    Certain Specified Definitions. As used in this Agreement:
(i)    “Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of October 12, 2023, among Company OpCo, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent.
(ii)    “Parent Leased Real Property” means property subject to a lease, sublease or other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of Parent or any of its Subsidiaries are conducted).
(iii)    “Parent Owned Real Property” means each material real property (and each real property at which material operations of Parent or any of its Subsidiaries are conducted) owned by Parent or any Subsidiary, other than Parent Leased Real Property and Rights-of-Way.
(iv)    “willful or intentional breach” means a material breach or failure to perform that is the consequence of an intentional act or omission with the actual knowledge that the taking of, or failure to take, such act would (x) cause a material breach of this Agreement and (y) prevent or materially delay the Closing.
(c)    Definitions Appearing Elsewhere. Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Acquisition Proposal	Section 5.4(h)(i)
Acquisition Transaction	Section 5.4(h)(ii)
Action	Section 5.11(b)
affiliates	Section 8.15(a)
Agreement	Preamble
Arrakis Holdings	Preamble
Assumed RSU Award	Section 5.6(a)
Available Cash Election Amount	Section 2.1(a)(ii)
Balance Sheet Date	Section 3.6
Book-Entry Common Shares	Section 2.9

Breakup Fee	Section 7.3(h)
business day	Section 8.15(a)
Cancelled Shares	Section 2.2(c)
Cash Certificate of Merger	Section 1.1(c)
Cash Election	Section 2.1(a)(ii)
Cash Election Amount	Section 2.1(a)(ii)
Cash Election Class A Share	Section 2.2(a)(ii)
Cash Election Consideration	Section 2.2(a)(ii)
Cash Election OpCo Unit	Section 2.1(a)(ii)
Cash Election Securities	Section 2.2(a)(ii)
Cash Fraction	Section 2.1(a)(ii)(A)
Cash Merger	Recitals
Cash Merger Effective Time	Section 1.1(c)
Cash Merger Intended Tax Treatment	Recitals
Cash Merger Sub	Preamble
Certificates	Section 2.8(b)
Change of Recommendation	Section 5.4(d)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Tax Opinions	Section 6.2(g)
Code	Recitals
Common Unit Election	Section 2.1(a)(iii)
Common Unit Election Class A Share	Section 2.2(a)
Common Unit Election Consideration	Section 2.1(a)(iii)
Common Unit Election OpCo Unit	Section 2.1(a)(iii)
Common Unit Election Securities	Section 2.2(a)(iii)
Common Units	Section 2.1(a)(i)
Company	Preamble
Company Assets	Section 3.17
Company 2025 Budget	Section 5.1(b)(iv)(E)
Company 2026 Budget	Section 5.1(b)(iv)(E)
Company 401(k) Plan	Section 5.7(e)
Company Approvals	Section 3.3(b)
Company Benefit Plans	Section 3.9(a)
Company Bylaws	Section 1.4(b)
Company Charter	Section 1.4(b)
Company Class A Common Stock	Section 2.2(a)
Company Class B Common Stock	Section 2.1(a)
Company Closing Tax Opinion	Section 6.2(g)
Company Common Stock	Section 2.2(a)
Company Disclosure Schedule	Article III
Company Equity Awards	Section 3.2(b)

Company Intellectual Property	Section 3.15(a)
Company Leased Real Property	Section 3.16(a)
Company Material Adverse Effect	Section 3.1(b)
Company Material Contracts	Section 3.22(a)
Company Merger Consideration	Section 2.2(a)
Company OpCo	Preamble
Company OpCo Certificate	Section 3.1(c)
Company OpCo Holder Schedule	Section 2.1(f)
Company OpCo LLC Agreement	Recitals
Company OpCo Stapled Unit	Section 2.1(a)
Company OpCo Units	Section 2.1(a)
Company Organizational Documents	Section 3.1(c)
Company Owned Real Property	Section 3.16(a)
Company Parties	Preamble
Company Permits	Section 3.7(b)
Company Permitted Lien	Section 3.2(f)
Company Preferred Stock	Section 3.2(a)
Company PSU	Section 5.6(a)
Company Real Property Leases	Section 3.16(a)
Company Recommendation	Section 3.3(a)
Company RSU	Section 5.6(a)
Company SEC Documents	Section 3.4(a)
Company Stockholder Approval	Section 3.3(a)
Company Transaction Documents	Section 3.3(a)
Confidentiality Agreement	Section 5.3(b)
Continuing Employee	Section 5.7(b)
Contract	Section 3.22(a)
control	Section 8.15(a)
controlled by	Section 8.15(a)
Credit Agreement	Section 8.15(b)
Delaware Secretary of State	Section 1.1(b)
DGCL	Recitals
Disposal Wells	Section 3.17(a)
Dissenting Class B Shares	Section 2.6
Dissenting Shares	Section 2.6
Dissenting Stapled Units	Section 2.1
DLLCA	Section 3.2(e)
DLPA	Section 3.2(e)
DTC	Section 2.9(a)
EDGAR	Article III
Effective Time	Section 1.1(d)
Election Deadline	Section 2.7(b)

Election Form	Section 2.7
Election Form Record Date	Section 2.7
End Date	Section 7.1(b)
Environmental Law	Section 3.8(b)(i)
ERISA Affiliate	Section 3.9(e)
ERISA Effective Date	Section 5.7(e)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.8(a)
Exchange Fund	Section 2.8(a)
Excluded Company OpCo Units	Section 2.1(c)
Form S-4	Section 3.12
GAAP	Section 3.4(b)
General Partner Units	Section 4.2(a)
Governmental Entity	Section 3.3(b)
Hazardous Materials	Section 3.8(b)(ii)
HSR Act	Section 3.3(b)
Indemnified Party	Section 5.11(b)
Initial Mergers	Recitals
Initial Mergers Intended Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intervening Event	Section 5.4(h)(iii)
IT Assets	Section 3.15(c)
knowledge	Section 8.15(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lien	Section 3.3(c)
Lookback Date	Section 3.7
LTIP	Section 3.3(b)
Mailing Date	Section 2.7
Maximum Amount	Section 5.11(c)
Measurement Date	Section 3.2
Merger Consideration	Section 2.2(a)
Mergers	Recitals
Mixed Consideration Election OpCo Unit	Section 2.1(a)(i)
Mixed Consideration Election Securities	Section 2.1(a)(i)
Mixed Election	Section 2.1(a)(i)
Mixed Election Consideration	Section 2.1(a)(i)
No Election Securities	Section 2.7(b)
Non-Continuing Employee	Section 5.6(b)
Non-PEO Plan	Section 3.9(a)
NYSE	Section 3.3(b)
OpCo Certificate of Merger	Section 1.1(b)

OpCo Merger	Recitals
OpCo Merger Consideration	Section 2.1(a)
OpCo Merger Effective Time	Section 1.1(b)
OpCo Merger Sub	Preamble
Other Company OpCo Members	Section 3.2(e)
Parent	Preamble
Parent 401(k) Plan Parent Approvals	Section 5.7(e) Section 4.3(b)
Parent Certificate of Limited Partnership	Section 4.1(c)
Parent Closing Tax Opinion	Section 6.2(f)
Parent Disclosure Schedule	Article IV
Parent Expenses	Section 7.3(g)
Parent GP	Recitals
Parent Leased Real Property	Section 8.15(b)(ii)
Parent Loan	Section 1.1(a)
Parent Material Adverse Effect	Section 4.1(b)
Parent Organizational Documents	Section 4.1(c)
Parent Owned Real Property	Section 8.15(b)(iii)
Parent Parties	Preamble
Parent Partnership Agreement	Section 4.1(c)
Parent Permits	Section 4.7(b)
Parent Permitted Lien	Section 4.2(j)
Parent SEC Documents	Section 4.3(a)
Parent Transaction Documents	Section 4.3(a)
Party or Parties	Preamble
PEO Plan	Section 3.9(a)
Permitted Encumbrances	Section 3.16(a)
person	Section 8.15(a)
Proxy Statement/Prospectus	Section 3.12
Regulatory Law	Section 5.8(e)
Remedies Exceptions	Section 3.16(a)
Representatives	Section 5.3(a)
Rights-of-Way	Section 3.2(g)
Sarbanes-Oxley Act	Section 3.5
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)
Standard Cash Consideration	Section 2.1(a)(i)
Standard Common Unit Consideration	Section 2.1(a)(i)
Stockholders’ Meeting	Section 5.5(b)
Subsidiaries	Section 8.15(a)
Subsidiary Shares	Section 2.2(d)
Superior Offer	Section 5.4(f)(iv)

Support Agreements	Recitals
Surviving Corporation	Section 1.1(c)
Systems	Section 3.8(b)(iii)
Takeover Laws	Section 3.24
Tax Receivable Agreement	Recitals
Tax Return	Section 3.13(t)(ii)
Taxes	Section 3.13(t)(i)
Termination Date	Section 5.1(a)
Top Customer	Section 3.20
Top Customer Contracts	Section 3.22(a)(xviii)
TRA Amendment	Recitals
Unit Certificate of Merger	Section 1.1(d)
Unit Issuance	Section 4.3
Unit Merger	Recitals
Unit Merger Effective Time	Section 1.1(d)
Unit Merger Intended Tax Treatment	Recitals
Unit Merger Sub	Preamble
willful or intentional breach	Section 8.15(b)(iv)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

WESTERN MIDSTREAM PARTNERS, LP

By:	/s/ Oscar K. Brown
Name:	Oscar K. Brown
Title:	President and Chief Executive Officer

ARRAKIS OPCO MERGER SUB LLC

By:	/s/ Oscar K. Brown
Name:	Oscar K. Brown
Title:	President and Chief Executive Officer

ARRAKIS HOLDINGS INC.

By:	/s/ Oscar K. Brown
Name:	Oscar K. Brown
Title:	President and Chief Executive Officer

ARRAKIS UNIT MERGER SUB LLC

By:	/s/ Oscar K. Brown
Name:	Oscar K. Brown
Title:	President and Chief Executive Officer

ARRAKIS CASH MERGER SUB LLC

By:	/s/ Oscar K. Brown
Name:	Oscar K. Brown
Title:	President and Chief Executive Officer
Signature Page to Agreement and Plan of Merger

ARIS WATER SOLUTIONS, INC.

By:	/s/ Amanda Brock
Name:	Amanda Brock
Title:	President and Chief Executive Officer

ARIS WATER HOLDINGS, LLC

By:	/s/ Amanda Brock
Name:	Amanda Brock
Title:	President and Chief Executive Officer
Signature Page to Agreement and Plan of Merger